UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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LPL Financial Holdings Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2016 PROXY STATEMENT
Notice of Annual Meeting of Stockholders to be held on May 10, 2016

Member FINRA/SIPC.

75 State Street, Boston, MA 02109-1827

March 29, 2016

Dear Fellow Stockholders:
It is my pleasure to invite you to attend the 2016 Annual Meeting of Stockholders of LPL Financial Holdings Inc. The meeting will be held on Tuesday, May 10, 2016, at 12:00 p.m., local time, at our offices located at 75 State Street, Boston, Massachusetts 02109. Holders of record of our common stock as of March 11, 2016 are entitled to notice of and to vote at the 2016 Annual Meeting.
The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting.
We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe this approach will allow us to provide you with the information you need while expediting your receipt of these materials, lowering our costs of delivery, and reducing the environmental impact of our annual meeting. If you would like us to send you printed copies of our proxy statement and accompanying materials, we will be happy to do so at no charge upon your request. For more information, please refer to the Notice of Internet Availability of Proxy Materials that we mailed to you on or about March 29, 2016.
YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.
You are welcome to attend the annual meeting. However, even if you plan to attend, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy by Internet or telephone, as described in the following materials, or if you request printed copies of these materials, by completing and signing the proxy card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy, you may do so automatically by voting in person at the meeting.
We ask you to RSVP if you intend to attend the annual meeting. Please refer to page 1 of the accompanying proxy statement for further information concerning attendance at the annual meeting.
On behalf of the Board of Directors, I thank you for your continued support of LPL Financial Holdings Inc.

Sincerely,

Mark S. Casady Chair and CEO

75 State Street, Boston, MA 02109-1827
Notice of Annual Meeting of Stockholders

Time and Date	12:00 p.m., local time, on Tuesday, May 10, 2016

Location	LPL Financial Holdings Inc. 75 State Street Boston, Massachusetts 02109

Items of Business
(1)    Elect the nine nominees named in this proxy statement to the Board of Directors of LPL Financial Holdings Inc.;
(2)    Ratify the appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016;
(3)    Hold an advisory vote on executive compensation; and
(4)    Consider and act upon any other business properly coming before the 2016 annual meeting of stockholders (the "Annual Meeting") and at any adjournment or postponement thereof.

Record Date	Stockholders of record as of 5:00 p.m. Eastern Time on March 11, 2016 (the ''Record Date'') will be entitled to vote at the Annual Meeting and any postponements or adjournments thereof.
Information relating to the matters to be considered and voted on at the Annual Meeting is set forth in the proxy statement accompanying this Notice.
Cameras and electronic recording devices are not permitted at the Annual Meeting.
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SUBMIT YOUR PROXY BY FOLLOWING THE INSTRUCTIONS SET FORTH IN THE FOLLOWING MATERIALS. YOU MAY VOTE YOUR SHARES AND SUBMIT A PROXY THROUGH THE INTERNET OR BY TELEPHONE AS DESCRIBED HEREIN OR, IF YOU REQUESTED PRINTED COPIES OF THESE MATERIALS, BY SIGNING AND RETURNING A PROXY CARD.

By Order of the Board of Directors,

Gregory M. Woods Secretary
Boston, Massachusetts
March 29, 2016
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 10, 2016:
THIS PROXY STATEMENT AND LPL FINANCIAL HOLDINGS INC.'S 2015 ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT WWW.LPL.COM. ADDITIONALLY, IN ACCORDANCE WITH SEC RULES, YOU MAY ACCESS THESE MATERIALS ON THE WEBSITE INDICATED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS, WHICH YOU HAVE RECEIVED FROM COMPUTERSHARE SHAREOWNER SERVICES.

Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

2016 Annual Meeting of Stockholders

Time and Date	12:00 p.m., local time, on Tuesday, May 10, 2016

Location	LPL Financial Holdings Inc. 75 State Street Boston, Massachusetts 02109

Record Date	5:00 p.m. Eastern Time on March 11, 2016

Voting	Shareholders as of the Record Date are entitled to one vote per share on each matter to be voted upon at the Annual Meeting.

Entry
Everyone attending the Annual Meeting will be required to present both proof of ownership of the Company's common stock and valid picture identification, such as a driver's license or passport. If your shares are held in the name of a bank, broker, or other holder of record, you will need a recent brokerage account statement or letter from your bank, broker, or other holder reflecting stock ownership as of the Record Date. If you do not have both proof of ownership of the Company's common stock and valid picture identification, you may not be admitted to the Annual Meeting.

Voting Proposals

Proposal	Board Recommendation	Page Reference
Proposal 1: Election of Directors	FOR all nominees	6
Proposal 2: Ratification of the Appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors as Our Independent Registered Public Accounting Firm	FOR	59
Proposal 3: Advisory Vote on Executive Compensation	FOR	62

Table of Contents

Table of Contents

General Information	1
General Information About Corporate Governance and the Board of Directors	5
Proposal 1: Election of Directors	6
Information Regarding Board and Committee Structure	13
Board of Director Compensation	18
Compensation Discussion and Analysis	20
Report of the Compensation and Human Resources Committee of the Board of Directors	38
Compensation of Named Executive Officers	39
Security Ownership of Certain Beneficial Owners and Management	52
Section 16(a) Beneficial Ownership Reporting Compliance	56
Certain Relationships and Related Transactions	57
Proposal 2 : Ratification of the Appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors as Our Independent Registered Public Accounting Firm	59
Report of the Audit Committee of the Board of Directors	61
Proposal 3: Advisory Vote on Executive Compensation	62
Stockholder Proposals and Other Matters	64
Other Information	65

General Information

LPL FINANCIAL HOLDINGS INC.
Proxy Statement
2016 Annual Meeting of Stockholders
General Information

Introduction
This proxy statement and the accompanying Notice of Annual Meeting of Stockholders are being furnished to the holders of common stock, $0.001 par value per share (the "Common Stock"), of LPL Financial Holdings Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies on behalf of the board of directors of the Company (the "Board" or the "Board of Directors") for use at the 2016 annual meeting of stockholders (the "Annual Meeting") and any adjournment or postponement thereof. The Annual Meeting will be held on Tuesday, May 10, 2016, at the offices of LPL Financial, 75 State Street, Boston, Massachusetts 02109 at 12:00 p.m., local time.

Stockholders who wish to attend the Annual Meeting in person must follow the instructions under the section below entitled "Attending the Annual Meeting."

The Board has made this proxy statement and the Company's 2015 annual report on Form 10-K (the "Annual Report") available to you through the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board's solicitation of proxies for use at the Annual Meeting. As a stockholder of the Company as of 5:00 p.m. Eastern Time on March 11, 2016 (the "Record Date"), you are invited to attend the Annual Meeting and are entitled to and requested to vote on the items of business described in this proxy statement.
Record Date, Shares Outstanding, and Quorum
On the Record Date, there were 89,001,449 outstanding shares of Common Stock. Only stockholders of record as of the Record Date will be entitled to vote at the Annual Meeting. A list of stockholders of record entitled to vote will be available at the meeting. In addition, you may contact our corporate secretary, at our address as set forth above, to make arrangements to review a copy of the stockholder list at our offices, for any purpose germane to the meeting, between the hours of 9:00 a.m. and 5:00 p.m., local time, on any business day from April 29, 2016 up to the time of the Annual Meeting.
The presence in person or by proxy of a majority of shares of Common Stock outstanding and entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Both abstentions and broker non-votes will be counted as present in determining the presence of a quorum. A "broker non-vote" is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner on a particular matter with respect to which the broker or other nominee does not have discretionary voting power. Brokers have the discretion to vote their clients' proxies only on routine matters. At our Annual Meeting, only the ratification of our auditors is a routine matter. Each share of Common Stock is entitled to one vote.
Notice of Electronic Availability of Proxy Statement and Annual Report
As permitted by the Securities and Exchange Commission (the "SEC"), we are making this proxy statement and our Annual Report available to our stockholders electronically through the Internet. On or about March 29, 2016, a Notice of Internet Availability of Proxy Materials (the "Notice") was mailed to stockholders of record as of the Record Date. We are furnishing our proxy materials to our stockholders through the Internet in lieu of mailing a printed copy of our proxy materials to each record holder of Common Stock. You will not receive a printed copy of our proxy materials unless you request one. The Notice instructs you as to how you may access and review on the Internet all of the important information contained in these proxy materials or request a printed copy of those materials. The Notice also instructs you as to how you may vote your proxy.
Attending the Annual Meeting
We invite all stockholders to attend the Annual Meeting. If you are a record holder of our Common Stock, which means that your shares are represented by ledger entries in your own name directly registered with our transfer agent, Computershare Shareowner Services, you must bring valid picture identification with you to the Annual Meeting to allow us to verify your ownership. If your Common Stock is held in "street name," which means that the shares are held for your benefit in the name of a broker, bank, or

2016 Proxy Statement | 1

General Information

other intermediary, you must bring a brokerage account statement or letter from your broker, bank, or other intermediary reflecting stock ownership in order to be admitted to the Annual Meeting. Please note that if you hold your Common Stock in street name, you may not vote your shares in person unless you obtain a legal proxy from your broker, giving you the right to vote the shares at the Annual Meeting.
If you do not have both proof of ownership of Common Stock and valid picture identification, you may not be admitted to the Annual Meeting.

If you plan to attend the Annual Meeting, please be sure to RSVP via email to lplfinancialannualmeeting@lpl.com. Please include your name and phone number in your response. A confirmation, including driving directions and additional meeting information, will be emailed to registered participants.

Items of Business to be Voted upon at Annual Meeting
■	To elect all of the nine nominees named in this proxy statement to the Board of Directors for a one-year term;
■	To ratify the appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors as our independent registered public accounting firm for the fiscal year ending December 31, 2016;
■	To hold an advisory vote on executive compensation; and
■	To consider and act upon any other business properly coming before the Annual Meeting and at any adjournment or postponement thereof.

Manner of Voting
If you are a record holder of our Common Stock, you may vote in one of the following ways:

:	By Internet: by following the Internet voting instructions included in the proxy card at any time up until 11:59 p.m., Eastern Time, on May 9, 2016.

+
By Mail:  by marking, dating, and signing your printed proxy card (if received by mail) in accordance with the instructions on it and returning it by mail in the pre-addressed reply envelope provided with the proxy materials for receipt prior to the Annual Meeting.

(	By Telephone: by following the telephone voting instructions included in the proxy card at any time up until 11:59 p.m., Eastern Time, on May 9, 2016.

I
In Person:  by voting your shares in person at the Annual Meeting (if you satisfy the admission requirements, as described above). Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone, or mail so that your vote will be counted in the event you later decide not to attend the Annual Meeting.

2 | 2016 Proxy Statement

General Information

If your shares are held in street name through a broker, bank, or other intermediary, your broker, bank, or other intermediary should give you instructions for voting your shares. In these cases, you may vote by Internet, telephone, or mail, as instructed by your broker, bank, or other intermediary. You may also vote in person if you obtain a legal proxy from your broker, giving you the right to vote the shares at the Annual Meeting.

Shares of Common Stock represented by properly executed proxy cards received by the Company in time for the meeting will be voted in accordance with the instructions specified in the proxies. If you submit a proxy but do not indicate any voting instructions, your shares will be voted "FOR" the election as a director of each nominee named in this proxy statement; "FOR" the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm; and "FOR" the proposal regarding an advisory vote on executive compensation.
Our management and Board of Directors know of no other matters to be brought before the Annual Meeting. If other matters are properly presented to the stockholders for action at the Annual Meeting or any adjournments or postponements thereof, it is the intention of the proxy holders named in the proxy card to vote in their discretion on all matters on which the shares of Common Stock represented by such proxy are entitled to vote.

Voting Requirements

Proposal One—Election of Directors

Our bylaws provide that a nominee for director will be elected if the number of votes properly cast “for” such nominee’s election exceeds the number of votes properly cast “against” such nominee’s election; however, if the number of persons properly nominated for election to the Board of Directors exceeds the number of directors to be elected, the directors will be elected by the plurality of the votes properly cast. A vote to abstain or a broker non-vote will have no direct effect on the outcome of the election of directors.

Proposal Two—Ratification of Appointment of Deloitte & Touche LLP

The proposal to ratify the appointment of Deloitte & Touche LLP will be determined by a majority of the votes cast on the matter affirmatively or negatively in person or by proxy at the Annual Meeting. A vote to abstain or a broker non-vote will have no direct effect on the outcome of the proposal.

Proposal Three—Advisory Vote on Executive Compensation

Because the proposal to approve, on an advisory basis, the compensation awarded to named executive officers for the fiscal year ended December 31, 2015 is a non-binding, advisory vote, there is no required vote that would constitute approval. The vote is advisory and non-binding in nature but our Compensation and Human Resources Committee (the "Compensation Committee") will take into account the outcome of the vote when considering future executive compensation arrangements. A vote to abstain or a broker non-vote will have no direct effect on the outcome of the proposal.

Revocation of Proxies
If you submit a proxy, you are entitled to revoke your proxy at any time before it is exercised in one of the following ways: by attending the Annual Meeting and voting in person, by submitting a duly executed proxy bearing a later date, or by sending written notice of revocation to our corporate secretary at LPL Financial Holdings Inc., 75 State Street, Boston, Massachusetts 02109. A stockholder of record who voted through the Internet or by telephone may also change his or her vote with a timely and valid later Internet or telephone vote, as the case may be. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has previously been given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy. If you hold your shares in street name and would like to change your voting instructions, please follow the instructions provided to you by your broker, bank, or other intermediary.

2016 Proxy Statement | 3

General Information

Solicitation of Proxies
The Board of Directors of LPL Financial Holdings Inc. is soliciting proxies. Copies of proxy materials and the Annual Report will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Stockholders who elect to vote through the Internet or by telephone may incur costs such as telecommunication and internet access charges for which the stockholder is solely responsible. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on May 9, 2016. The Company will otherwise pay the expenses of solicitation of proxies.

Householding
Only one copy of the Notice is being delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. We will undertake to deliver promptly, upon written or oral request, a separate copy of the Notice to a stockholder at a shared address to which a single copy of the Notice was delivered. You may make a written or oral request by sending a written notification to our corporate secretary at LPL Financial Holdings Inc., 75 State Street, Boston, Massachusetts 02109, or by calling our offices at (617) 423-3644, extension 0, and providing your name, your shared address, and the address to which we should direct the additional copy of the Notice. Multiple stockholders sharing an address who have received one copy of the Notice and would prefer us to mail each stockholder a separate copy of future mailings should contact us at the address or telephone number above. Additionally, if current stockholders with a shared address received multiple copies of the Notice and would prefer us to mail one copy of future mailings to stockholders at the shared address, please notify us at the address or telephone number above.

4 | 2016 Proxy Statement

General Information About Corporate Governance and the Board of Directors

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. In support of that philosophy, we have adopted many leading corporate governance practices, including those summarized below and elsewhere in this proxy statement

BOARD PRACTICES
Independence
A majority of our directors must be independent. Currently, all of our directors other than our chief executive officer are independent, and all of our committees consist exclusively of independent directors.

Lead Independent Director
Our corporate governance guidelines require the Board to have an independent lead director if the chair of the Board is not an independent director. The lead director is elected annually by the non-management directors and performs many of the functions that an independent chair would perform.

Diversity of Relevant Experiences	Our goal is a balanced and diverse Board, with members whose skills, background and experience are complementary and, together, cover the spectrum of areas that impact our business.
Director Tenure Policies
Any director who begins service after January 1, 2014 and reaches the age of 75 will retire effective at the end of his or her term. In addition, a director is required to offer to tender his or her resignation for consideration by the Board upon retirement from or any change in the principal occupation or principal background association held when such director originally joined the Board.

Director Overboarding Policy
Any director who is not serving as chief executive officer of a public company is expected to serve on no more than four public company boards (including our Board), and any director serving as a chief executive officer of a public company is expected to serve on no more than three outside public company boards (including the board of his or her own company).

Committee Membership	The Board appoints members of its committees on an annual basis, with the Nominating and Governance Committee reviewing and recommending committee membership, and assignments rotate periodically.
Board Self-evaluations
The Board conducts an annual of evaluation of its performance, operations, size and composition, with the Nominating and Governance Committee overseeing the evaluation process, which also encompasses the Board’s committees.

Board Refreshment
Our Board’s composition represents a balanced approach to director tenure, allowing the Board to benefit from the experience of longer-serving directors combined with fresh perspectives from newer directors. We have added four independent directors since 2013, including the new nominee we are recommending for election at the Annual Meeting.

Annual Management Succession Planning Review	Our Board and Compensation and Human Resources Committee conduct an annual review of management development and succession planning.
STOCKHOLDER RIGHTS
Annual Election of Directors	All directors are elected annually, which reinforces our Board’s accountability to our stockholders.
Majority Voting Standard for Director Elections
Our by-laws mandate that directors be elected under a “majority voting” standard in uncontested elections. Any director who does not receive more votes “for” his or her election than votes “against” must tender his or her resignation and, if our Board accepts the resignation, step down from our Board.

Single Voting Class	LPL Financial Holdings Inc.’s common stock is the only class of voting shares outstanding.
COMPENSATION PRACTICES
Follow Leading Practices	See “Compensation Discussion and Analysis - Compensation Policies and Practices.”

2016 Proxy Statement | 5

Proposal 1: Election of Directors

Proposal 1: Election of Directors
As of March 29, 2016, our Board of Directors consisted of nine directors: eight independent directors and our chief executive officer. One of our directors, Richard W. Boyce, has chosen not to stand for re-election at the Annual Meeting.
Based on the recommendation of the nominating and governance committee of the Board (the "Nominating and Governance Committee"), our Board has selected Marco W. ("Mick") Hellman as a new nominee to stand for election at the Annual Meeting. Accordingly, nine director nominees are standing for election at the Annual Meeting, each of whom has been nominated by our Board based on the recommendation of the Nominating and Governance Committee. Each director nominee would hold office until the annual meeting of stockholders in 2017 and until his or her respective successor shall have been elected.
The Nominating and Governance Committee conducts an annual evaluation of, among other things, the Board's size, composition and performance, in connection with our ongoing efforts to ensure that the Board has the appropriate mix of expertise, skills, perspectives and competencies. In discussing these matters, the Board considered whether to nominate an additional director.
In doing so, the Board evaluated candidates according to the principles set forth in the corporate governance guidelines applicable to the Company (the "Corporate Governance Guidelines"). The Board sought an individual with an established record of significant accomplishment in business and areas relevant to our strategies. Further, the Board looked for a candidate with integrity, independence of thought and judgment, forthrightness, analytical skills and a commitment to the Company and the interests of all stockholders. In addition, the Board expects any additional director to satisfy the equity ownership guidelines applicable to non-employee directors and to demonstrate the ability to devote significant time and attention to our Board.
As part of this process, members of the Nominating and Governance Committee conducted discussions with many of the Company’s major stockholders. In the course of these consultations, some stockholders indicated a view that a director who is affiliated with or knowledgeable about the perspectives of our long-term investors could further complement the Board’s existing strengths. Mr. Hellman was suggested by certain stockholders. As part of the process of considering Mr. Hellman as a potential nominee to the Board, the Nominating and Governance Committee

and other members of the Board met with Mr. Hellman both in person and telephonically. Mr. Hellman also met with members of the Company’s senior management team. After the course of this evaluation process, the Nominating and Governance Committee determined that Mr. Hellman’s background, skills and investor orientation, among other factors, would make him a valuable addition to our Board.
As described in detail below, all our nominees have considerable professional and business expertise. The recommendation of our Board of Directors is based on its carefully considered judgment that the experience, qualifications, attributes, and skills of our nominees qualify them to serve on our Board of Directors.
If any of our nominees is unable or unwilling to serve on our Board of Directors, the shares represented by your proxy will be voted for the election of such other person as may be nominated by our Board of Directors. In addition, in full compliance with all applicable state and federal laws and regulations, we will file an amended proxy statement and proxy card that, as applicable, (1) identifies the alternate nominee(s), (2) discloses that any such nominee has consented to being named in the revised proxy statement and to serve if elected, and (3) includes the disclosure required by Item 7 of Schedule 14A with respect to any such nominee. We know of no reason why any nominee would be unable or unwilling to serve. All nominees have consented to be named in this proxy statement and to serve if elected.
Director Qualifications and Experience
We seek a Board that, as a whole, possesses the experiences, skills, backgrounds and qualifications appropriate to function effectively in light of the Company's current and evolving business circumstances. It is the policy of the Board that directors should possess strong personal and professional ethics, integrity and values; be business savvy and genuinely interested in the Company; and be committed to representing the long-term interests of our stockholders. Although we do not have a formal policy regarding diversity, our goal is a balanced and diverse Board, with members whose skills, background and experience are complementary and, together, cover the spectrum of areas that impact our business.
Since 2013, our Board of Directors will have added four new independent directors: Anne M. Mulcahy, H. Paulett Eberhart, Viet D. Dinh and Mr. Hellman, with Mr. Hellman being nominated for election at this

6 | 2016 Proxy Statement

Proposal 1: Election of Directors

Annual Meeting. Through the addition of these directors, the Board of Directors gains seasoned leaders, as well as particularly relevant experience related to strategic oversight and execution, business innovation, technology, accounting, risk management, legal affairs and government matters. The addition of these directors also reflects our balanced approach to director tenure, allowing the Board to benefit from the experience of longer-serving directors as well as fresh perspectives from newer directors:

Tenure on Board	Number of Director Nominees
More than 10 years	3
5 to 10 years	2
Less than 5 years	4
Average director tenure: 5.9 years
Under the Corporate Governance Guidelines, our directors may not serve on more than a total of four public company boards of directors, and any director who holds the position of chief executive officer of a public company may not serve on more than a total of three public company boards, including the board of his or her own company.

Policy with Respect to the Consideration of Director Candidates Recommended or Nominated by Stockholders
The Nominating and Governance Committee will consider director candidates recommended by stockholders in accordance with our bylaws. For a stockholder to make any nomination for election to the Board of Directors at an annual meeting, the stockholder must provide notice and certain information about the recommending stockholder and the nominee to the Company, which notice must be delivered to, or mailed and received at, the Company's principal executive offices:

(i)	no later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day, prior to the anniversary date of the prior year's annual meeting; or

(ii)
if there was no annual meeting in the prior year or if the date of the current year's annual meeting is more than 30 days before or after the anniversary date of the prior year's annual meeting, on or before 10 days after the day on which the date of the current year's annual meeting is first disclosed in a public announcement.

Submissions must be in writing and addressed to the Nominating and Governance Committee, care of the Company's corporate secretary. Electronic submissions will not be considered.

2016 Proxy Statement | 7

Proposal 1: Election of Directors

Board of Director Nominees
The name, age, and a description of the business experience, principal occupation, and past employment and directorships of each of the nominees during the last five years are set forth below. In addition, we have summarized the particular experience, qualifications, attributes and skills that led the Board of Directors, including our Nominating and Governance Committee, to determine that each nominee should serve as a director.

John J. Brennan, Director Since 2010

Mr. Brennan, 61, is chair emeritus and senior advisor of The Vanguard Group, Inc. ("Vanguard"), a global investment management company. Mr. Brennan joined Vanguard in 1982. He was elected president in 1989 and served as chief executive officer from 1996 to 2008 and chair of the board from 1998 to 2009. Mr. Brennan is the lead director of General Electric Company and a director of Guardian Life Insurance Company of America; lead governor of the Financial Industry Regulatory Authority, Inc. ("FINRA") board of governors; and a trustee of the University of Notre Dame. He also served as a trustee and past chair of the Financial Accounting Foundation and as a director of The Hanover Insurance Group from 2011 until 2013. He graduated from Dartmouth College and received his M.B.A. from the Harvard Business School. He has received honorary degrees from Curry College and Drexel University.
Mr. Brennan's pertinent experience, qualifications, attributes and skills include his:

■
high level of financial literacy and operating and management experience, gained through his roles as chief executive officer and chair of the board of directors of Vanguard as well as through his service with the Financial Accounting Foundation;

■	expertise in the financial industry, underscored by his current role as lead governor of the board of governors of FINRA; and
■	experience in governance matters and risk oversight gained through his board experience, including as lead director of General Electric Company and a member of its risk committee.

Mark S. Casady, Chief Executive Officer, Director and Chair of the Board Since 2005

Mr. Casady, 55, is chair of the Board of Directors and our chief executive officer. He joined us in May 2002 as chief operating officer and also served as our president from April 2003 to December 2005. He was named acting chief executive officer of our broker/dealer subsidiary in August 2004. Mr. Casady became chair of LPL Financial Holdings Inc. in December 2005 and chief executive officer of that entity in March 2006. Before joining our firm, Mr. Casady was managing director, mutual fund group for Deutsche Asset Management, Americas—formerly Scudder Investments ("Scudder"). He joined Scudder in 1994 and held roles as managing director, Americas; head of global mutual fund group; and head of defined contribution services. He was also a member of the Scudder, Stevens and Clark Board of Directors and Management Committee. He is a director of Citizens Financial Group and Eze Software Group and served on the FINRA board of governors from 2009 to 2015. Mr. Casady received his B.S. from Indiana University and his M.B.A. from DePaul University.
Mr. Casady's pertinent experience, qualifications, attributes and skills include his:

■
unique perspective and insights into our operations as our current chair and chief executive officer, including knowledge of our business relationships, competitive and financial positioning, senior leadership, and strategic opportunities and challenges;

■	operating, business and management experience as the chief executive officer of a public company; and
■	expertise in the financial industry, underscored by his experience as a former member of the board of governors of FINRA and a former member of the board of the Insured Retirement Institute.

8 | 2016 Proxy Statement

Proposal 1: Election of Directors

Viet D. Dinh, Director Since 2015

Mr. Dinh, 48, is a partner of Bancroft PLLC, a law and strategic consulting firm that he founded in 2003. Mr. Dinh has counseled corporations and their leaders on a range of transactional, compliance, and corporate governance issues and has represented numerous boards, committees, and independent directors of public companies. He was appointed Associate Professor of Law in 1996, Professor of Law in 2001, and Professorial Lecturer in Law and Distinguished Lecturer in Government in 2014 at Georgetown University, where he specializes in corporations and constitutional law. In addition, he has acted as General Counsel and Corporate Secretary of Strayer Education, Inc., an education services holding company, since 2010 through Strayer’s engagement of Bancroft PLLC. Mr. Dinh served as U.S. Assistant Attorney General for Legal Policy from 2001 to 2003. Mr. Dinh has served as a director of Twenty-First Century Fox, Inc. (formerly the News Corporation), where he serves as chairman of the nominating and corporate governance committee, and as a member of the audit committee, since 2004. He is also a director of Revlon, Inc., where he has served as a member of the nominating committee, since 2012. He served as a director of M&F Worldwide Corp., which ceased to be a public reporting company in 2011, from 2007 to 2011, and as a director of The Orchard Enterprises, Inc., which ceased to be a public reporting company in 2010, from 2007 to 2010. Mr. Dinh received his A.B. from Harvard College and his J.D. from Harvard Law School, where he was a Class Marshal and an Olin Research Fellow in Law and Economics.
Mr. Dinh's pertinent experience, qualifications, attributes and skills include his:

■	legal expertise, particularly in matters of corporate law, and broad experience in advising public companies on a variety of legal and strategic matters;
■	strong ties to Washington, D.C. and contacts within the U.S. government, which are helpful in light of the highly regulated nature of our industry and our advocacy efforts; and
■	corporate governance expertise, underscored by his current and former service on the boards of other public companies.

H. Paulett Eberhart, Director Since 2014

Ms. Eberhart, 62, currently serves as chairman and chief executive officer of HMS Ventures, a privately-held business involved with technology services and the acquisition and management of real estate. From January 2011 through March 2014, she served as president and chief executive officer of CDI Corp. ("CDI"), a provider of engineering and information technology outsourcing and professional staffing services, and served as an advisor to CDI until December 2014. Ms. Eberhart also served as chairman and chief executive officer of HMS Ventures from January 2009 until January 2011. She served as president and chief executive officer of Invensys Process Systems, Inc. ("Invensys"), a process automation company, from January 2007 to January 2009. From 1978 to 2004, she was an employee of Electronic Data Systems Corporation ("EDS"), an information technology and business process outsourcing company, and held roles of increasing responsibility over time, including senior level financial and operating roles at the company, including as president of Americas of EDS from 2003 until March 2004 and senior vice president of EDS and president of solutions consulting from 2002 to 2003. Ms. Eberhart currently serves as a director of Anadarko Petroleum Corporation, Ciber Corporation and Cameron International Corporation. She is a Certified Public Accountant and received her B.S. from Bowling Green State University.
Ms. Eberhart’s pertinent experience, qualifications, attributes and skills include her:

■
wealth of accounting and financial experience, as well as managerial experience, through her numerous years of service as an executive officer for EDS, Invensys and CDI, as well as various other operating and financial positions during her 26 years at EDS;

■	strong knowledge of the intersection of technology, data and finance industries; and
■
knowledge and experience gained through her service on the boards of other public companies, including risk oversight experience in chairing the governance and risk committee of the board of directors of Anadarko Petroleum Corporation.

2016 Proxy Statement | 9

Proposal 1: Election of Directors

Marco (Mick) W. Hellman, Nominee for Director

Mr. Hellman, 54, is the managing member, founder and managing partner of HMI Capital, LLC (“HMI Capital”), a private investment firm. Mr. Hellman founded HMI Capital in November 2008. Since 2009, he has also served as a senior advisor to Hellman & Friedman, a private equity firm. Previously, Mr. Hellman held various positions at Hellman & Friedman, including managing director and member of the investment committee. Between 1999 and 2009, Mr. Hellman served as Chairman of the Board of Directors of Blackbaud, Inc, a publicly traded software company listed on the NASDAQ. He currently serves on the boards of Asia Alternatives Management, LLC (since 2012), Hall Capital Partners LLC (since 2015), and Osterweis Capital Management, Inc. (since 2012). Mr. Hellman is also a board member of numerous non-profit entities, including the Hellman Fellows Fund, the Hellman Foundation, the Rosenberg Foundation, the UC Berkeley Foundation, and the USA Cycling Foundation. Mr. Hellman holds a B.A. from the University of California at Berkeley and an M.B.A. from Harvard Business School.
Mr. Hellman’s pertinent experience, qualifications, attributes, and skills include his:

■	high level of financial literacy and investor orientation gained through his extensive investment experience, including his roles at HMI Capital and Hellman & Friedman;
■	knowledge and experience gained through his service on other boards;
■	expertise in the financial services industry, based on his over 25 years of experience in the sector; and
■	experience in the technology industry, based on his almost 20 years of experience in the sector and his time as board chairman at Blackbaud, Inc.

Anne M. Mulcahy, Director Since 2013

Ms. Mulcahy, 63, is chair of the board of trustees of Save The Children Federation, Inc., a non-profit organization dedicated to creating lasting change in the lives of children throughout the world, a position she has held since March 2010. She previously served as chair of the board of Xerox Corporation ("Xerox"), a global business services and document technology provider, from January 2002 to May 2010, and chief executive officer of Xerox from August 2001 to July 2009. Prior to serving as a chief executive officer, Ms. Mulcahy was president and chief operating officer of Xerox. She is a director of Graham Holdings Company, Target Corporation and Johnson & Johnson, where she has served as lead director since 2012. From 2004 to 2009, Ms. Mulcahy also served as a director of Citigroup Inc. Ms. Mulcahy received a B.A. from Marymount College of Fordham University.
Ms. Mulcahy's pertinent experience, qualifications, attributes and skills include her:

■	extensive experience in all areas of business management and strategic execution as she led Xerox through a transformational turnaround;
■	valuable insights into organizational and operational management issues, including business innovation, financial management and talent development; and
■	leadership roles in business trade associations and public policy activities, which provide the Board of Directors with additional expertise in the areas of organizational effectiveness.

10 | 2016 Proxy Statement

Proposal 1: Election of Directors

James S. Putnam, Director Since 2005

Mr. Putnam, 61, has been chief executive officer since September of 2004 of Global Portfolio Advisors ("GPA"), formerly a global brokerage clearing services provider that sold substantially all of its operations in 2014. Mr. Putnam has served on the board of directors of GPA since 1998. Prior to his tenure with GPA, Mr. Putnam was employed by LPL Financial beginning in 1983 where he held several positions, culminating in managing director of national sales, responsible for branch development, attraction, retention, and management of LPL Financial advisors. He was also responsible for marketing and all product sales. Mr. Putnam began his securities career as a retail representative with Dean Witter Reynolds in 1979. Mr. Putnam received a B.A. from Western Illinois University.
Mr. Putnam's pertinent experience, qualifications, attributes and skills include his:

■	unique historical perspective and insights into our operations as our former managing director of national sales;
■	operating, business and management experience as the chief executive officer at GPA; and
■	expertise in the financial industry and deep familiarity with our advisors.

James S. Riepe, Director Since 2008

Mr. Riepe, 72, is a senior advisor and retired vice chair of the board of directors of T. Rowe Price Group, Inc. ("TRP"), a global investment management firm, where he worked for nearly 25 years. Previously, he served on TRP's management committee, oversaw TRP's mutual fund activities and served as chair of the T. Rowe Price Mutual Funds. He served as chair of the board of governors of the Investment Company Institute and was a member of the board of governors of the National Association of Securities Dealers (now FINRA) and chaired its Investment Companies Committee. Mr. Riepe is a member of the board of directors of Genworth Financial Inc. (as non-executive chair), UTI Asset Management Company of India, and the Baltimore Equitable Society. He previously served as a member of the board of directors of The NASDAQ OMX Group from May 2003 until May 2014. He also served as chair of the board of trustees of the University of Pennsylvania from which he earned a B.S. and an M.B.A.
Mr. Riepe's pertinent experience, qualifications, attributes and skills include his:

■	high level of financial literacy and operating and management experience, gained through his executive management positions and role as vice chair of the board of directors of TRP;
■
expertise in the financial industry, underscored by his over 35 years of experience in investment management and his prior roles as a member of the board of governors of FINRA and as chair of the board of governors of the Investment Company Institute; and

■	knowledge and experience gained through service on the board of other public companies.

2016 Proxy Statement | 11

Proposal 1: Election of Directors

Richard P. Schifter, Director Since 2005

Mr. Schifter, 63, is a senior advisor of TPG, a leading global private investment firm. He was a partner at TPG from 1994 through 2013. Prior to joining TPG, Mr. Schifter was a partner at the law firm of Arnold & Porter in Washington, D.C., where he specialized in bankruptcy law and corporate restructuring. He joined Arnold & Porter in 1979 and was a partner from 1986 through 1994. Mr. Schifter currently serves on the boards of directors of Direct General Corporation, EverBank Financial Corp., and American Airlines Group, and on the board of overseers of the University of Pennsylvania Law School. Mr. Schifter is also a member of the board of directors of Youth, I.N.C. (Improving Non-Profits for Children). Mr. Schifter received a B.A. with distinction from George Washington University and a J.D. cum laude from the University of Pennsylvania Law School in 1978.
Mr. Schifter's pertinent experience, qualifications, attributes and skills include his:

■	high level of financial literacy gained through his investment experience as a TPG partner;
■	experience on other company boards and board committees; and
■	nearly 15 years of experience as a corporate attorney with an internationally-recognized law firm.

In the vote on the election of the director nominees, stockholders may:

▪	Vote FOR any of the nominees;

▪	Vote AGAINST any of the nominees; or

▪	ABSTAIN from voting as to any of the nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
ELECTION OF EACH OF THE ABOVE-NAMED NOMINEES AS A DIRECTOR.

12 | 2016 Proxy Statement

Information Regarding Board and Committee Structure

Information Regarding Board and Committee Structure
During 2015, the Board of Directors held ten meetings, of which five were held by conference call. Each of our incumbent directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors during 2015 and (ii) the total number of meetings held by all committees of the Board on which the director served during 2015.
Our Corporate Governance Guidelines provide that each director who is nominated for election is expected to attend the Annual Meeting. Seven out of the eight directors who served on the Board at the time of the 2015 annual meeting of stockholders attended such meeting.
Corporate Governance Guidelines, Committee Charters, and Code of Conduct
We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. Our Board of Directors has adopted a set of Corporate Governance Guidelines to set clear parameters for the operation of our Board. Our Board of Directors has also adopted charters for its audit committee (the "Audit

Committee"), Nominating and Governance Committee, and Compensation Committee. We have adopted a Code of Conduct that applies to, among others, our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions.
Copies of our Annual Report, committee charters, Corporate Governance Guidelines, and Code of Conduct are available, free of charge, by writing to us at the following address:
LPL Financial Holdings Inc.
75 State Street
Boston, MA 02109
Attn: Investor Relations
Our Annual Report, committee charters, Corporate Governance Guidelines, and Code of Conduct are also available on our website at www.lpl.com. If we make substantive amendments to, or grant waivers from, the Code of Conduct for certain of our executive officers, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

Corporate Governance Highlights

In the course of our regular review of our corporate governance policies and compensation practices, we have implemented several important measures that are designed to promote long-term shareholder value:

■
Our Board consists of a single class of directors elected on an annual basis who may be removed with or without cause. Accordingly, our stockholders are able to register their views on the performance of all directors on an annual basis, enhancing the accountability of our Board to our stockholders.

■
Our bylaws provide for a majority voting standard in uncontested director elections. We also have adopted a director resignation policy in our Corporate Governance Guidelines pursuant to which a director who does not receive support from holders of a majority of shares voted in an uncontested election must tender his or her resignation and, if our Board accepts the resignation, step down from our Board. This makes director elections more meaningful for our stockholders and promotes accountability.

■	We seek an advisory vote on our compensation practices annually, which underscores the careful consideration we give to our stockholders’ views on our compensation practices.
■
We have established a compensation claw-back policy that provides for the recoupment of incentive compensation in the event of certain financial restatements and stock ownership guidelines for executive officers that set minimum ownership requirements at a multiple of base salary.

■
We have adopted robust stock ownership guidelines for directors, which provide that within five years of the date of his or her election to the Board, each non-employee director must maintain ownership of shares of Common Stock equal to five times the cash portion of the annual base retainer then in effect for our non-employee directors.

■
Our Insider Trading Policy prohibits our executives from pledging and hedging our common stock, in order to further the alignment between stockholders and our executives that our equity awards are designed to create.

2016 Proxy Statement | 13

Information Regarding Board and Committee Structure

Director Independence
The listing standards of The NASDAQ Global Select Market ("NASDAQ") require that, subject to specified exceptions, each member of a listed company's audit, nominating and governance, and compensation and human resources committees be independent. Rule 5605(a)(2) of the listing rules of NASDAQ further provides that a director will only qualify as an "independent director" if, in the opinion of that company's board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and compensation and human resources committee members are also subject to heightened independence criteria under NASDAQ rules.
After its evaluation of director independence, the Board of Directors has affirmatively determined that Messrs. Boyce, Brennan, Dinh, Putnam, Riepe and Schifter and Mses. Eberhart and Mulcahy are independent directors under the applicable rules of NASDAQ, and Mr. Hellman will qualify as an independent director if elected. Messrs. Brennan, Putnam and Riepe and Ms. Eberhart are also independent directors as such term is defined in Rule 10A-3(b)(1) under the Exchange Act, and Messrs. Boyce, Brennan and Riepe and Ms. Mulcahy are independent under the heightened criteria applicable to compensation and human resources committee members. In accordance with listing standards of NASDAQ, a majority of our directors are independent.
Board Composition and Leadership Structure of the Board of Directors
Our business and affairs are managed under the direction of the Board of Directors. As of March 29, 2016, our Board of Directors was composed of nine directors. Under our Amended and Restated Certificate of Incorporation, the number of directors shall not be fewer than three or more than 15. The authorized number of directors may be changed only by resolution of the Board of Directors.
The Board does not have a fixed policy regarding the separation of the offices of chair of the Board and chief executive officer and believes that it should maintain the flexibility to select the chair of the Board and its Board leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders. At this time, the offices of the chair of the Board and the chief executive officer are combined, with Mr. Casady serving as chair and chief executive officer. He has served in this role since December 2005. With 34 years of experience in the financial services industry, including 14 years with us, Mr. Casady has the knowledge, expertise and experience to understand the opportunities and challenges facing us, as well as the leadership and management skills to promote and execute our strategy.
In connection with our initial public offering in November 2010, in accordance with best practices, the Board established the position of lead director. Since February 2014, Mr. Riepe has served in that role, performing many of the functions that an independent chair would perform for the Company. Those functions include serving as a key source of communication between the independent directors and the chief executive officer, consulting with the chair of the Board in establishing the agenda for each meeting of the Board and coordinating the agenda for and leading meetings of the independent directors, as needed.
The Company believes that having the same person serve as chief executive officer and chair focuses leadership, responsibility and accountability in a single person and that having a lead director provides for effective checks and balances and the ability of the independent directors to work effectively in the Board setting.
Board Committees
The current standing committees of the Board of Directors are the Audit Committee, the Nominating and Governance Committee, and the Compensation Committee, each with the composition and responsibilities described below. The members of each committee were recommended by the Nominating and Governance Committee, appointed by the Board of Directors, and will serve until their successors are elected and qualified, unless they are removed earlier or resign. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues. Each of the standing committees of our Board is chaired by an independent director.
Audit Committee
Our Audit Committee is composed of the following members: John J. Brennan, H. Paulett Eberhart, James S. Putnam, and James S. Riepe. Mr. Brennan serves as the Chair of the Audit Committee.
Each of our Audit Committee members is independent under the listing standards of NASDAQ and under Rule 10A-3 of the Exchange Act. None of our Audit Committee members is an employee of ours

14 | 2016 Proxy Statement

Information Regarding Board and Committee Structure

or any of our subsidiaries, nor simultaneously serves on the audit committees of more than three public companies, including ours. All of our Audit Committee members meet the requirements for financial literacy and are able to read and understand fundamental financial statements, including the Company's balance sheet, income statement, and cash flow statement. Our Board has affirmatively determined that each of Mr. Brennan and Ms. Eberhart qualifies as an audit committee financial expert under the applicable rules and regulations of the SEC.

Our Audit Committee is responsible for, among other things, appointing, overseeing, and replacing, if necessary, the independent auditor and assisting the Board in overseeing:
■	the integrity of the Company's consolidated financial statements;
■	the integrity of the accounting and financial reporting processes of the Company;
■	enterprise risk management, including the Company's compliance with legal and regulatory requirements;
■	the Company's independent auditor's qualifications and independence; and
■	the performance of the Company's independent auditor and internal audit function.

The Audit Committee reviews and discusses our annual and quarterly financial statements, our disclosures in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual and quarterly reports filed with the SEC, and our earnings announcements prior to their release. The Audit Committee also reviews matters related to the Company’s related party transaction policy, the operations of the Company’s Business Technology Services department and the Company’s whistle-blower policy. For additional information on the Audit Committee’s role in our enterprise risk management framework, please see “— Risk Management and Compensation Policies and Practices.”
The Audit Committee has authority under its charter to obtain advice and assistance from outside legal counsel, accounting, or other outside advisors as deemed appropriate to perform its duties and responsibilities.
Our Audit Committee met nine times during 2015.

Nominating and Governance Committee
Our Nominating and Governance Committee is composed of the following members: John J. Brennan, Viet D. Dinh, Anne M. Mulcahy and Richard P. Schifter. Mr. Dinh serves as chair of the Nominating and Governance Committee, which recommended individuals for election as directors of the Company at the Annual Meeting. Each member of our Nominating and Governance Committee is independent under the listing standards of NASDAQ.

The Nominating and Governance Committee is responsible for:
■	identifying, evaluating, and recruiting qualified persons to serve on our Board of Directors;
■	selecting, or recommending to the Board for selection, nominees for election as directors;
■	reviewing and recommending the composition of the Board's standing committees;
■	reviewing and assessing the Company's corporate governance guidelines; and
■	evaluating the performance, operations, size and composition of our Board of Directors.

The Nominating and Governance Committee has authority under its charter to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. In 2015, Russell Reynolds Associates, a director search firm, assisted the Nominating and Governance Committee in identifying, evaluating, and recruiting potential director candidates.
Our Nominating and Governance Committee met three times during 2015. Our Board as a whole also considered the identification, recruitment and nomination of director candidates.
Compensation and Human Resources Committee
Our Compensation Committee is composed of the following members: Richard W. Boyce, John J. Brennan, Anne M. Mulcahy and James S. Riepe. Ms. Mulcahy serves as the chair of the Compensation Committee. Each member of our Compensation Committee is independent under the listing standards of NASDAQ, including the heightened standards that apply to compensation committee members.

2016 Proxy Statement | 15

Information Regarding Board and Committee Structure

The Compensation Committee is responsible for:
■	reviewing and approving goals and objectives relevant to executive officer compensation and evaluating the performance of executive officers in light of the goals and objectives;
■	reviewing and approving executive officer compensation;
■	reviewing and approving the chief executive officer's compensation based upon the Compensation Committee's evaluation of the chief executive officer's performance;
■
making recommendations to the Board of Directors regarding the adoption of new incentive compensation and equity-based plans, and administering our existing incentive compensation and equity-based plans;

■	making recommendations to the Board of Directors regarding compensation of the directors and Board members and its committee members;
■	reviewing and approving generally any significant non-executive compensation and benefits plans; and
■	reviewing our significant policies, practices, and procedures concerning human resource-related matters.

The Compensation Committee has authority under its charter to access such internal and external resources, including retaining legal, financial, or other advisors, as the Compensation Committee deems necessary or appropriate to fulfill its responsibilities. In 2015, the Compensation Committee engaged an independent compensation consultant, Meridian Compensation Partners, LLC (the "Compensation Consultant"), to advise on compensation matters and provide experiential guidance on what is considered fair and competitive practice in the industry, primarily with respect to the compensation of the executive officers.
The Compensation Committee also has the authority to delegate to subcommittees of the Compensation Committee any responsibilities of the full committee. The Compensation Committee has established a subcommittee, composed entirely of “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, to administer our Amended and Restated LPL Financial Holdings Inc. Corporate Executive Bonus Plan and approve equity issuances in accordance with Section 16(b) of the Exchange Act. The Compensation Committee may also delegate to a committee of one or more directors, or one or more of our executive officers, subject to certain restrictions, the power to grant stock options, restricted stock units, or other equity awards, and amend the terms of such awards, pursuant to our equity plans. References to the Compensation Committee in this proxy statement also refer to its subcommittees and its delegates, where applicable.
Our Compensation Committee met six times during 2015.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee is or has been an officer or employee of ours or any of our subsidiaries. None of our executive officers serves or has served as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.
Risk Management and Compensation Policies and Practices
We employ an enterprise risk management ("ERM") framework that is intended to address key risks and responsibilities, enable us to execute our business strategy, and protect our firm and its franchise. Our framework is designed to promote clear lines of risk management accountability and a structured escalation process for key risk information and events. In addition to the ERM framework, we have written policies and procedures that govern the conduct of business by our employees and independent financial advisors, and the terms and conditions of our relationships with financial product manufacturers.
Our risk management governance approach is discussed in our Annual Report under “Item 7A. Quantitative and Qualitative Disclosures about Market Risk — Risk Management." The ERM framework includes the Board of Directors, the Audit Committee and the Compensation Committee, as well as the Company's Risk Oversight Committee (the “ROC”) and its subcommittees, the Company's Internal Audit department, the Company's Governance, Risk and Compliance department, and business line management.
Role of the Audit Committee. In addition to its other responsibilities, the Audit Committee reviews our policies with respect to risk assessment and risk management, as well as our major financial risk exposures and the steps management has undertaken to control them. The Audit Committee

16 | 2016 Proxy Statement

Information Regarding Board and Committee Structure

generally provides reports to the Board at each of the Board’s regularly scheduled quarterly meetings.
The Audit Committee has mandated that the ROC oversee our risk management activities, including those of our subsidiaries. The chair of the ROC provides reports to the Audit Committee at each of the Audit Committee’s regularly scheduled quarterly meetings and, as necessary or requested, to the Board. The reports generally cover topics addressed by the ROC at its meetings since the immediately preceding report. If warranted, matters of material risk are escalated to the Audit Committee or Board more frequently. In addition, our Internal Audit department provides independent verification of the effectiveness of the Company’s internal controls by conducting risk assessments and audits designed to identify and cover important risk categories. Our Internal Audit department provides regular reports to the ROC and reports to the Audit Committee at least as often as quarterly.
Role of the Compensation Committee. In addition to its other responsibilities, the Compensation Committee assesses whether our compensation arrangements encourage inappropriate risk-taking, and whether risks arising from our compensation arrangements are reasonably likely to have a material adverse effect on the Company.
Our Compensation Committee has reviewed and evaluated the philosophy and standards on which our compensation practices have been developed and implemented across our Company. It is our belief that our compensation practices do not encourage inappropriate actions by our executive officers and are not reasonably likely to have a material adverse effect on the Company. Specifically, we believe that our compensation practices and process avoid:

▪	a compensation mix overly weighted toward annual bonus awards;

▪	an excessive focus on short-term equity incentive awards that would cause behavior to drive short-term stock price gains in lieu of long-term value creation; and

▪	unreasonable financial goals or thresholds that would encourage efforts to generate near-term revenue with an adverse impact on long-term success.
We believe that our current business process and planning cycle fosters the following behaviors and controls that would mitigate the potential for adverse risk caused by the action of our executive officers:

▪	we have defined processes for developing strategic and annual operating plans, approval of capital investments, internal controls over financial reporting, and other financial, operational and compliance policies and practices;

▪
annual review of corporate objectives aligns these goals with our annual operating and strategic plans, achieves the proper risk reward balance, and does not encourage unnecessary or excessive risk taking;

▪
annual incentive awards are based on a review of a variety of metrics, including both financial performance and strategic achievements, reducing the potential to concentrate on one metric as the basis of an annual incentive award;

▪	the mixes between fixed and variable, annual and long-term, and cash and equity compensation are designed to encourage strategies and actions that are in our long-term best interests;

▪	discretionary authority is maintained by the Compensation Committee to adjust annual bonus funding and payments, which reduces business risk associated with our cash bonus program;

▪
long-term equity incentive awards vest over a period of time, and as a result of the longer time horizon to receive the value of an equity award, the prospect of short-term or risky behavior is mitigated; and

▪	our program includes stock ownership requirements for all executive officers, a "clawback" policy, and anti-hedging policies that help to mitigate issues associated with excessive risk-taking.
Communicating with the Board of Directors
Any stockholder who wishes to contact a member of our Board of Directors may do so by writing to the following address:
Board of Directors
c/o Secretary
LPL Financial Holdings Inc.
75 State Street
Boston, MA 02109
Communications will be distributed to the chair of the Board or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.

2016 Proxy Statement | 17

Board of Director Compensation

Board of Director Compensation
Pursuant to our Board of Directors compensation policy, each of our non-employee directors receives an annual retainer of $195,000, which is paid in advance on the business day that immediately follows our annual meeting of stockholders. Of this amount, $65,000 is paid in a lump sum in cash (subject to the director's election to receive this amount in shares of our Common Stock as described below) and $130,000 is paid in the form of restricted shares of our Common Stock granted under our Amended and Restated 2010 Omnibus Equity Incentive Plan (the "2010 Plan").

The following table sets forth additional annual service retainers that a committee member receives for his or her additional duties:

	Chair	Each Other Member
Audit Committee	$20,000	$10,000
Compensation Committee	$15,000	$7,500
Nominating and Governance Committee	$10,000	$5,000
We pay our lead director an additional annual service retainer of $25,000 in connection with his or her duties. The retainers for committee and lead director service are paid in cash in quarterly installments following the end of each quarter of service. Mr. Casady does not receive any additional compensation for his service as director.
As noted above, each of our non-employee directors is granted an annual award of restricted stock having a value of $130,000 (based on the closing price of our Common Stock on the date of grant). The award vests in full on the first anniversary of the date of grant. In May 2015, we amended our director compensation policy to allow non-employee directors to make an election to be issued, in lieu of the cash portion of their annual cash retainer, a number of fully vested shares of our Common Stock determined by dividing $65,000 by the closing price of a share of our Common Stock on the business day that immediately follows our annual meeting of stockholders. We believe these equity grants serve to further align our directors' interests with the interests of our stockholders.
In November 2015, we adopted the LPL Financial Holdings Inc. Non-Employee Director Deferred Compensation Plan (the “Deferred Plan”). Under the Deferred Plan and beginning in 2016, non-employee directors may make an annual election to defer the receipt of the equity portion, or both the equity and cash portion, of their annual retainer for board service. For directors who make such a deferral election, a book-entry account is established and credited with a number deferred stock units granted under our 2010 Plan equal in value to the shares and, if so elected by the director, the cash, that would otherwise be granted or paid absent such deferral election, with each deferred stock unit representing the right to receive a share of our Common Stock. Such shares will be paid only upon a director's separation from service (or a change in control, as defined in the Deferred Plan).

Our equity ownership guidelines for non-employee directors provide that within five years of the date of his or her election to the Board, each non-employee director must maintain ownership of shares of Common Stock equal to five times the annual base retainer then in effect for our non-employee directors, not including any committee retainers. All shares owned outright and beneficially owned by such non-employee director, including all shares of unvested restricted stock, are counted in determining compliance with such minimum ownership. Neither vested nor unvested stock options are counted, however. As of March 29, 2016, each of our non-employee directors who has served for at least five years satisfied the minimum ownership requirement.

18 | 2016 Proxy Statement

Board of Director Compensation

The following table sets forth the compensation received from us by each of the non-employee directors for service on the Board for the fiscal year ended December 31, 2015. In addition to the payments disclosed in the table below, our directors were reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Richard W. Boyce	$31,153	$198,197	$229,350
John J. Brennan	$56,153	$198,197	$254,350
Viet D. Dinh(3)	$1,250	$113,719	$114,969
H. Paulett Eberhart	$98,653	$129,980	$228,633
Anne M. Mulcahy	$42,382	$198,197	$240,579
James S. Putnam	$29,056	$198,197	$227,253
James S. Riepe	$64,632	$198,197	$262,829
Richard P. Schifter	$33,653	$198,197	$231,850

Total Compensation Mix

(1)
The amounts shown in this column represent the aggregate grant date fair value of restricted stock awards granted to our non-employee directors in 2015, as well as any fully vested shares of stock the director elected to receive in lieu of the cash portion of the annual retainer. The aggregate grant date fair value of these awards, as determined under FASB ASC Topic 718, was determined by multiplying the number of shares underlying the award by the closing price of our Common Stock on the grant date. The grant date weighted-average fair value per share of stock granted to these directors in 2015 was $41.25. For information regarding the number of shares of restricted stock outstanding held by each non-employee director as of December 31, 2015, see the column "Restricted Stock Awards" in the table in footnote 2 below.

(2)
The following table shows, for each of our non-employee directors, the aggregate number of stock options and shares of restricted stock held as of December 31, 2015. All stock options reported in the table below were vested in full as of December 31, 2015.

Name	Stock Option Awards (#)	Restricted Stock Awards (#)
Richard W. Boyce	—	5,826
John J. Brennan	—	5,826
Viet D. Dinh(3)	—	1,925
H. Paulett Eberhart	—	4,595
Anne M. Mulcahy	—	5,826
James S. Putnam	—	5,826
James S. Riepe	31,500	5,826
Richard P. Schifter	—	5,826

(3)	Mr. Dinh began his service on September 28, 2015. The amounts represent his pro rata fees and annual equity grant.

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Compensation Discussion and Analysis

Compensation Discussion and Analysis
Executive Summary
This Compensation Discussion and Analysis ("CD&A") describes the actions taken by our Compensation Committee with respect to the 2015 compensation for our executive officers, including our named executive officers ("NEOs"). Under SEC rules, our NEOs for 2015 are:

Executive	Title
Mark S. Casady	Chair of the Board, Chief Executive Officer
Matthew J. Audette	Chief Financial Officer
Dan H. Arnold	President, former Chief Financial Officer
Thomas D. Lux	Former Acting Chief Financial Officer
David P. Bergers	Managing Director, Legal & Government Relations and General Counsel
Victor P. Fetter	Managing Director, Chief Information Officer
George B. White	Managing Director, Chief Investment Officer
Mr. Arnold served as our chief financial officer until March 13, 2015, when he was appointed as president. Mr. Lux was appointed to serve as our acting chief financial officer beginning on March 13, 2015 and served until Mr. Audette was appointed chief financial officer, effective September 28, 2015, on which date Mr. Lux ceased serving in any capacity as an executive officer of the Company. Mr. Lux retired from the Company effective November 1, 2015 although he continues to provide consulting services to the Company pursuant to the terms of a separation agreement.

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Compensation Discussion and Analysis

Summary of 2015 Financial Performance
The following summary of the Company’s financial performance is intended to provide additional context for the Compensation Committee’s evaluation of the Company’s performance against its 2015 goals. Adjusted EBITDA was the primary metric considered by the Compensation Committee in evaluating the Company’s financial performance in 2015. The Compensation Committee also considered the Company’s gross profit results, which are affected by prevailing interest rates, market and other factors, and their effect on the Company’s adjusted EBITDA results. Adjusted EBITDA and gross profit are non-GAAP financial measures that are described below under “Non-GAAP Financial Measures.”
In 2015 the market environment was volatile and challenging, particularly for brokerage sales. Against that backdrop, the Company focused on attracting assets to its platform and executing on its operational, efficiency and capital plans. Throughout the year the Company grew its advisory fees, trailing commissions and attachment revenue, and lowered its share count. The Company also managed its expenses below the low end of its outlook and did so while incurring charges for severance and real estate consolidation that should make the Company more efficient in 2016 and beyond. However, these positive results were more than offset by decreased brokerage sales and expense growth that included planned investments in the Company's risk management, legal, compliance, service and technology functions. As a result the Company's adjusted EBITDA in 2015 decreased from the prior year. For additional discussion and analysis of the Company's 2015 performance, please refer to the Annual Report.
As further discussed below, after taking into account the Company's overall performance against its financial and non-financial goals for 2015, the Compensation Committee determined that the 2015 bonus pool would be funded at below-target levels, and the annual cash bonus awards to our NEOs (as well to our other executives and employees) would generally be paid at below-target levels. This approach is consistent with our compensation philosophy and past practices.

Our brokerage and advisory assets totaled $475.6 billion as of December 31, 2015, which was roughly flat with the prior year end balance of $475.1 billion.  Net new advisory assets were $16.7 billion for the year, compared to $17.5 billion in the same period in 2014.

Our gross profit increased to $1.4 billion in 2015, up 2% from the prior year. The increase was primarily due to increases in advisory fees due to higher average balances, increases in asset-based revenues from sponsorship fees and omnibus record keeping, increases in transaction fees due to elevated transaction volumes and an increase in fee revenue. These gains were partially offset by decreases in our brokerage sales and a decline in our cash sweep revenue.

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Compensation Discussion and Analysis

Our 2% increase in gross profit, combined with regulatory charges and our planned core general and administrative ("G&A") investments in risk management, legal, compliance, service and technology functions translated to a 5% decrease in adjusted EBITDA from the prior year.

Adjusted earnings per share were $2.22 in 2015, a decrease of $0.22 from 2014. This decline was driven primarily by a reduction in our brokerage sales and our planned core G&A investments. Adjusted earnings and adjusted earnings per share are non-GAAP financial measures. On a GAAP basis, diluted earnings per share were $1.74 in 2015, a decline of $0.01 from 2014.

We return capital to our stockholders through our share repurchase program and dividends. In 2015, we deployed $487 million in capital in connection with share repurchases and dividends, equating to $5.03 per share.

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Compensation Discussion and Analysis

Non-GAAP Financial Measures
Adjusted EBITDA is defined as EBITDA (net income plus interest expense, income tax expense, depreciation and amortization), further adjusted to exclude certain non-cash charges and other adjustments. We believe that Adjusted EBITDA can be a useful financial metric in assessing our historical operating performance from period to period by excluding certain items that we believe are not representative of our core business, such as certain material non-cash items and other adjustments.
Gross profit is calculated as net revenues less production expenses. Production expenses consist of the following expense categories from our consolidated statements of income: (i) commission and advisory and (ii) brokerage, clearing and exchange. All other expense categories, including depreciation and amortization, are considered general and administrative in nature. Because our gross profit amounts do not include any depreciation and amortization expense, we consider our gross profit amounts to be non-GAAP measures that may not be comparable to those of others in its industry.
Adjusted earnings represent net income before: (a) employee share-based compensation expense, (b) amortization of intangible assets, (c) acquisition and integration related expenses, (d) restructuring and conversion costs, (e) debt extinguishment costs, and (f) other. Reconciling items are tax effected using the income tax rates in effect for the applicable period, adjusted for any potentially non-deductible amounts. Adjusted earnings per share represents adjusted earnings divided by weighted-average outstanding shares on a fully diluted basis. We have prepared adjusted earnings and adjusted earnings per share to eliminate the effects of items that we do not consider indicative of our core operating performance. We have historically presented these measures in the belief that they may provide investors with greater transparency by helping illustrate the underlying financial and business trends relating to results of operations and financial condition and comparability between current and prior periods.
Adjusted EBITDA, gross profit, adjusted earnings, and adjusted earnings per share are not measures of the Company's financial performance under GAAP and should not be considered as an alternative to net income or earnings per share or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of profitability or liquidity. In addition, adjusted EBITDA can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, and capital investments.
You can find additional related information, including a reconciliation of such non-GAAP measures for the years ended December 31, 2015, 2014, and 2013, within our Annual Report, under "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations—How We Evaluate Our Business."

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Compensation Discussion and Analysis

Compensation Philosophy

Under the oversight of our Compensation Committee, our executive compensation program rewards sustained financial and operating performance. Our compensation program is designed to incentivize strong performance by linking executives’ compensation to the success of the Company and avoiding practices that may create unwarranted risk.
The design and operation of our program reflect the following basic objectives:

■	aligning the interests of our executive officers with the interests of our Company and its stockholders;
■	linking our executive officers' compensation to the achievement of both short-term and long-term strategic and operational goals; and
■	attracting, motivating, and retaining highly qualified executive officers who are passionate about the mission of our Company.
We seek to achieve these objectives through the following guiding compensation principles:
■	paying compensation that is competitive with that offered for similar positions with our peer companies;
■	striking a balance between current and long-term compensation as well as cash and equity compensation;
■	linking short-term and long-term total compensation largely to objective and, to the extent possible, quantifiable performance measures; and
■	using equity-based compensation for a significant portion of total compensation.

Compensation Governance
In order to promote strong governance and alignment with stockholder interests, we do the following:
✓	benchmark executive compensation against peers with which we compete for talent;
✓	maintain a pay mix that is very heavily performance-based;
✓	maintain stock ownership guidelines for executives;
✓	maintain a compensation recoupment policy in the event of a restatement of our financial statements;
✓	retain an independent compensation consultant engaged by, and reporting directly to, the Compensation Committee;
✓	conduct annual risk assessments of our executive compensation policies and practices;
✓	hold an annual shareholder "say on pay" vote; and
✓	hold Compensation Committee executive sessions without management present.
In addition, we do not do the following:
✗	re-price stock options without stockholder approval;
✗	permit hedging transactions or short sales by executives;
✗	permit pledging or holding company stock in a margin account by executives;
✗	enter into individual employment agreements; or
✗	provide excise tax gross-ups to executives.

Over the last several years, we have made changes to our compensation practices to bring them into greater alignment with our peer companies, provide greater transparency for our employees and investors, and create consistency in how compensation is determined across our organization. These practices are discussed below under “—Compensation Policies and Practices.”

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Compensation Discussion and Analysis

Components of Compensation
The core components of our executive compensation program are:

▪	Base salary;

▪	Annual cash bonus awards;

▪	Long-term equity incentive awards; and

▪	Severance and change-in-control benefits.
Our Compensation Committee retains flexibility to determine the appropriate level and mix of the various compensation components consistent with our business needs. The mix of compensation elements is intended to provide our NEOs with a competitive total pay package that rewards recent results and drives long-term corporate performance. The cash bonus awards compensate NEOs based upon annual Company and individual performance. We also have a long-term equity incentive program designed to provide equity compensation primarily linked to longer-term Company performance while aligning the interests of our executives with the interests of our stockholders.

Average NEO Compensation Mix

Base Salary
We pay our NEOs base salaries in order to provide a competitive and stable income. The base salaries of the NEOs are set based on the responsibilities of the individual, taking into account the individual's skills, experience, prior compensation levels and market compensation for our peer group. We review base salaries for our NEOs annually, although salary changes may not occur with that frequency. Rather, base salaries are increased when individual performance, job scope or market compensation data indicate that an increase is warranted.
With regard to our NEOs' base salaries for 2015:

•	The base salaries of Messrs. Casady and Bergers were unchanged from 2014;

•	Mr. Audette's 2015 base salary was set at the time he joined us in September 2015;

•	Mr. Arnold received an increase from $550,000 to $600,000 effective as of February 22, 2015, as well as an increase from $600,000 to $625,000 effective as of June 14, 2015;

•	Mr. Lux received an increase from $350,000 to $432,000 effective as of March 13, 2015 until his retirement effective November 1, 2015;

•	Mr. Fetter received an increase from $465,000 to $500,000 effective as of February 22, 2015; and

•	Mr. White received an increase in from $439,000 to $500,000 effective as of June 1, 2015.
In determining that the salaries remained appropriate for Messrs. Casady and Bergers, the Compensation Committee considered, among other things, the competitiveness and mix of the total compensation targets for Messrs. Casady and Bergers based on benchmarking data prepared by the independent Compensation Consultant. These benchmarking data consisted of peer group compensation data, as disclosed in the peers’ most recent proxy statements (the “Benchmarking Data”).
Mr. Audette’s base salary, as well as his 2015 equity awards and cash bonus award, reflected the results of our negotiations in recruiting Mr. Audette to join us from E*TRADE Financial Corporation, where he served as Executive Vice President and Chief Financial Officer.

In determining the 2015 base salaries for Messrs. Arnold and Lux, the Compensation Committee primarily considered their expanded responsibilities as our president and acting chief financial officer, respectively. In the case of Mr. Arnold, the Committee considered the Benchmarking Data and salary of our former president in determining the appropriate level of adjustment. In the case of Mr. Lux, the Compensation Committee primarily considered internal pay equity, Mr. Lux’s qualifications and his willingness to fill the role on an interim basis.

In determining that increases in base salaries of Messrs. Fetter and White were appropriate, the Compensation Committee considered competitive market data prepared by the Compensation Consultant, consisting of financial services survey data from Towers Watson as well as the Benchmarking Data in the case of Mr. Fetter. The Compensation Committee also considered Mr. Fetter’s performance in leading our Business Technology Services department during 2014, including delivery of key technology solutions and satisfaction of internal targets for technology systems availability. In the case of Mr. White, the Compensation Committee considered his additional

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Compensation Discussion and Analysis

responsibilities in leading the Corporate Strategy department.
The 2015 salaries for all of our named executive officers appear in the Summary Compensation Table that follows this CD&A.
Annual Cash Bonus Awards
We provide annual cash bonus awards in order to tie a significant portion of the overall cash compensation of each NEO to annually-established, key short-term corporate objectives and stated financial goals of the Company. See “—Goals, Objectives and Performance Evaluation” for a description of these goals and our 2015 performance against them. The Compensation Committee believes that the NEOs, as key members of the Company’s leadership team, share responsibility for supporting the goals and performance of the Company.
At the beginning of each year, the Compensation Committee establishes:

•	An objective corporate performance goal (the achievement of which is a condition to the funding of the bonus pool, and the payment of any cash bonus awards, under the Bonus Plan);

•	Each NEO’s target and maximum award amounts; and,

•	Additional financial and non-financial corporate performance goals on which level of funding of the bonus pool, and the actual payment of annual cash bonus awards, if any, will be based.
Once the Compensation Committee determines whether the objective corporate performance goal has been achieved, the Compensation Committee has significant discretion in determining both the level of bonus pool funding and individual cash bonus awards. The Compensation Committee establishes a matrix at the beginning of each year that provides a potential range of bonus pool funding based on the Company’s adjusted EBITDA results. The payout opportunities reflected in the matrix, however, are used by the Compensation Committee only as a general guide. In determining the actual level of bonus pool funding, the Compensation Committee considers the Company’s overall performance against its pre-established corporate goals and gives consideration to additional factors, such as market factors affecting the Company’s gross profit results, as well as a subjective “degree of difficulty” with respect to the various corporate goals.
During 2015, the Compensation Committee assessed its approach to annual incentive compensation. With the assistance of the Compensation Consultant, the Compensation Committee considered peer group practices with regard to the number and types of financial performance metrics used in annual incentive plans, as well as typical plan payout designs. Relative to peers’ practices, our approach to annual cash bonus awards provides more discretion to our Compensation Committee. The Compensation Committee believes that its level of discretion is appropriate, however, given the variety of factors that can affect the Company’s adjusted EBITDA results, including prevailing interest rates and equity market performance.
Each NEO’s individual target award amount is set by the Compensation Committee by reference to market compensation for comparable positions within our peer group as well as the nature of the NEO's role and responsibilities. In setting the targets, the Compensation Committee generally emphasizes executives’ contributions to the Company’s overall performance rather than focusing only on their individual business or function. We believe that these cash bonuses therefore provide a significant incentive to our NEOs to work towards achieving our overall Company objectives. In light of his position, Mr. White’s target bonus is weighted equally based on corporate performance as well as the performance of our Research department’s various investment recommendations relative to industry peers and benchmarks.
If the Compensation Committee determines that the threshold corporate performance goal has been achieved and therefore a bonus pool under the Bonus Plan will be funded, the Compensation Committee then evaluates the Company’s and each NEO’s performance against the additional, previously established goals, taking into account discussions with management and the Compensation Consultant, and determines whether and to what extent the bonuses are paid. See "—Goals, Objectives and Performance Evaluation." Our Compensation Committee generally has the discretion to pay bonuses above (subject to the pre-established maximums for each NEO) or below the established targets based upon their assessment of company performance, each NEO's performance and other considerations. In determining actual bonus payouts, the Compensation Committee generally considers an individual performance modifier of ±30% in the case of executives in revenue-generating positions and ±15% in the case of executives in non-revenue-generating positions. In general, cash bonuses paid under the Bonus Plan are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code.

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Compensation Discussion and Analysis

For 2015, cash bonuses were awarded to each of our NEOs other than Mr. Lux under our Bonus Plan. The objective and performance goal set by the Compensation Committee to determine whether the annual bonus pool under the Bonus Plan would be funded was based on the Company’s adjusted EBITDA results.
Our chief executive officer and chief financial officer met with the Compensation Committee in December 2015 and January 2016 to discuss our actual performance compared to our pre-established 2015 corporate objectives. The Compensation Committee determined that the Company’s adjusted EBITDA was sufficient to fund a cash bonus pool, but that overall corporate performance only partially satisfied the additional corporate objectives to which the awards were subject, as further described below under "— Goals, Objectives and Performance Evaluation." Based primarily on this assessment of the Company's performance, the Compensation

Committee exercised its discretion to award annual cash bonuses under the Bonus Plan to our NEOs below each executive’s target award amount for 2015, other than in the case of Mr. Lux, who received certain payments and benefits pursuant to a separation agreement as described below under "Separation Agreement with Mr. Lux," and Mr. Audette, who was entitled to a guaranteed bonus amount pursuant to the terms of his offer of employment with the Company.
In determining the bonus payments, the Compensation Committee reviewed overall corporate performance as well as each individual's contribution to the Company's 2015 results. In particular, for Messrs. Casady, Arnold, Bergers, Fetter, and White, the Compensation Committee considered the Company's lagging earnings results in establishing their below target bonus amounts.

The table below includes the target annual cash bonus award established for each of our NEOs at the beginning of 2015, as well as the actual cash bonus awarded to each of our NEOs for 2015, as determined by the Compensation Committee:

NEO	Target Award	Target Award as a Percentage of Base Salary	Cash Bonus Awarded	Cash Bonus Awarded as a Percentage of Target Award
Mark S. Casady	$2,475,000	275%	$1,237,500	50%
Matthew J. Audette	$273,315	175%	$273,315	100%	(1)
Dan H. Arnold	$1,093,750	175%	$820,313	75%
Thomas D. Lux (2)	$—	—%	$—	—%
David P. Bergers	$900,000	150%	$675,000	75%
Victor P. Fetter	$750,000	150%	$562,500	75%
George B. White	$575,000	115%	$495,000	86%	(3)
(1) Pursuant to the terms of Mr. Audette's employment offer with the Company, he was entitled to a guaranteed annual cash bonus for 2015 equal to his target award amount of 175% of base salary, prorated for the portion of the year following the commencement of his employment with the Company.
(2) Mr. Lux retired from the Company effective as of November 1, 2015 and did not receive an annual cash bonus for 2015. As discussed below, Mr. Lux received certain payments pursuant to a separation agreement and general release in connection with his retirement.
(3) Mr. White’s cash bonus was weighted equally based on corporate performance as well as the performance of the Research department’s various investment recommendations relative to industry peers and benchmarks.

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Compensation Discussion and Analysis

Annual Cash Bonus Awards
($ in thousands)

Long-Term Equity Incentive Awards
The purposes of our long-term equity incentive program are to promote achievement of corporate goals that drive long-term stockholder value and to retain key executives. We provide stock-based, long-term compensation to our NEOs through equity awards under our stockholder-approved equity plans, and we believe that our long-term equity incentive program is critical to our efforts to hire and retain the best talent in the financial services industry.
Since 2012, our long-term equity incentive awards have included restricted stock units ("RSUs") in addition to stock options. However, we have only granted stock options to our chief executive officer, in order to incentivize stock appreciation on an absolute basis. Since 2012, equity grants to our other NEOs have consisted of 70% stock options and 30% RSUs. The Compensation Committee believes that this blended approach provides appropriate incentives for long-term shareholder value creation while also providing retention benefits to the Company in a down market.
Our equity grants vest over time, generally in equal annual installments over three or four years. Unvested stock options and RSUs generally are forfeited if a named executive officer voluntarily leaves the Company other than upon retirement. In the event of retirement, the vesting of an NEO’s stock options and RSUs will generally accelerate in full, and stock options will generally remain exercisable for a period of two years. For awards granted since the beginning of 2014, “retirement” means the termination of employment other than for cause following either:

•	attainment of age 65 and completion of five years of continuous service with the Company or

•	attainment of age 55 and completion of ten years of continuous service with the Company.
For awards granted prior to 2014, “retirement” means the termination of employment other than for cause following attainment of the age of 65 and completion of five years of continuous service with the Company. Mr. Casady has satisfied the age and service requirements that apply to awards granted since the beginning of 2014.
During 2015, the Compensation Committee assessed its approach to long-term equity incentives. With the assistance of the Compensation Consultant, the Compensation Committee considered peer practices with regard to the number and types of equity awards vehicles, the mix of equity award vehicles and, in the case of performance-based awards, typical performance metrics, performance periods and payout opportunities. Based on its assessment, the Compensation Committee expects to incorporate performance-based awards as part of the Company's long term equity incentive program within the next 12 months.
At the beginning of each year, the Compensation Committee determines long-term equity incentive award targets for all eligible executives after reviewing the recommendations of management and the information provided by the independent Compensation Consultant. Annual target award amounts are based on an executive's position, including job scope and base salary, after consideration of our peer group targets and prior years’ awards. For our NEOs, the targets established

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Compensation Discussion and Analysis

by our Compensation Committee for 2015 ranged from 83% of base salary to 350% of base salary. Unlike our annual cash bonus awards, LTI awards are generally not based on overall Company performance.
After the conclusion of the year, to determine the actual amounts of the annual long-term incentive ("LTI") award granted to each of our NEOs, the Compensation Committee considers the target award amount previously set by the Compensation Committee for an NEO’s role, as well as an NEO's individual performance during the year, leadership responsibilities and retention considerations. Based upon such considerations, an NEO's ultimate annual long-term equity award can vary from the target amount previously established. Generally, actual awards range from approximately 90-110% of target, although awards may fall outside of this range, based on the Compensation Committee's assessment of the individual.

In granting equity awards in February 2016 (for 2015 performance), the Compensation Committee calculated the number of shares underlying an award using an average historical 30-day closing price per share for our Common Stock, rather than our historical practice of using the closing price on the date of grant. In making this decision, our Compensation Committee was mindful of our recent stock price volatility, our “burn rate” in granting awards, as well as the potential dilutive effect to stockholders of our equity awards.
The Compensation Committee also updated the fixed valuation ratio used in granting stock options. In granting awards in February 2016, the Committee used a 3.5:1 ratio of stock options for each share of Common Stock, compared to the 3:1 ratio used in granting equity awards in March 2015 (for 2014 performance). In making this change, the Compensation Committee primarily sought to move option values incrementally closer to, but remain higher than, the estimated fair value of our stock options calculated using the Black-Scholes model.

The table below reflects the target LTI award established for each of our NEOs for 2015, as well as the actual LTI award granted to our NEOs for 2015 performance, as determined by the Compensation Committee:

Executive	2015 Annual Base Salary	LTI Target % of Base Salary	LTI Target $	LTI $ Granted(1)
Mark S. Casady	$900,000	350%	$3,150,000	$3,150,000
Matthew J. Audette	$600,000	175%	$1,050,000	$1,050,000
Dan H. Arnold	$625,000	175%	$1,093,750	$1,093,750
Thomas D. Lux (2)	$—	—%	$—	$—
David P. Bergers	$600,000	83%	$500,000	$500,000
Victor P. Fetter	$500,000	100%	$500,000	$500,000
George B. White	$500,000	115%	$575,000	$725,000

(1)
These LTI awards were granted on February 25, 2016 for services provided in fiscal year 2015. Mr. Casady received 100% of his award as stock options that are scheduled to vest ratably over a three-year period. The remaining NEOs received 70% of their awards as stock options and 30% of their awards as RSUs, which awards are scheduled to vest ratably over a three-year period. In calculating the number of shares underlying stock options to be awarded, we divide the value of the grant by a number equal to the average historical 30-day closing price of our Common Stock, inclusive of the date of grant, divided by 3.5. The exercise price of any such option is equal to the closing price of our Common Stock on the date of grant. In calculating the number of RSUs awarded, we divide the value of the grant by a number equal to the average historical 30-day closing price of our Common Stock inclusive of the date of grant.

(2)	Mr. Lux retired from the company effective as of November 1, 2015 and accordingly did not receive an LTI award for 2015.

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Compensation Discussion and Analysis

Long-Term Incentive Awards
($ in thousands)
LTI awards for 2015 performance were granted by the Compensation Committee on February 25, 2016. In determining Mr. Casady’s LTI award amount for 2015, the Compensation Committee conducted a two-step analysis:

•
First, Mr. Casady’s target total compensation (base salary, target annual cash bonus and target LTI award) was benchmarked against the Company’s peer group. With the assistance of the Compensation Consultant, the Compensation Committee assessed Mr. Casady’s target total compensation and determined that such compensation was at market median.

•
Second, in light of his role, experience, and tenure with the Company, as well as the desirability of his skill set, the Compensation Committee sought to reinforce the alignment of Mr. Casady’s compensation with stockholder value creation over the long-term and granted a target LTI award for the year, consisting solely of stock options that are scheduled to vest ratably over three years. These stock options would vest in full, however, upon Mr. Casady's retirement from the Company. Mr. Casady did not receive any RSUs.

LTI award amounts for Messrs. Arnold, Bergers, Fetter and White were primarily based on competitive market practices among the Company's peer group, as well as other factors such as retention, leadership responsibilities and individual performance. Mr. Lux did not receive an LTI award in 2015 due to his retirement, although he received a grant under the 2010 Plan of 2,745 fully vested shares on February 25, 2016 in recognition of his prior service to the Company. Mr. Audette received a guaranteed LTI award pursuant to the terms of his employment offer with the Company.

The Compensation Committee also granted Mr. Fetter an additional 17,120 stock options on February 25, 2016, based primarily on retention considerations in light of key initiatives related to advisor technology and the Company’s technology infrastructure. These stock options vest over three years in equal annual installments beginning on the first anniversary of the date of grant.
In addition, Messrs. Audette, Arnold, Bergers, Fetter and White each received a one-time grant of 3,111 RSUs on February 25, 2016 in connection with our Compensation Committee’s decision to discontinue our automobile perquisite program, which is further described below under “Additional Compensation Elements - Executive Perquisites.” These RSUs vest in full on the third anniversary of their grant date.
The LTI awards described in the table above, Mr. Lux's stock award, Mr. Fetter’s stock option award and the additional RSU awards were all granted in 2016 and, therefore, are not reflected in our Summary Compensation table or Grants of Plan-Based Awards table. In accordance with SEC rules, the equity awards shown in our Summary Compensation table and Grants of Plan-Based Awards table appearing elsewhere in this proxy statement reflect LTI awards that were granted during calendar year 2015. The awards shown in such tables include the LTI awards granted in February 2015 for services performed in 2014.
In addition to our annual LTI awards, the Compensation Committee made certain one-time grants to our NEOs in 2015. On March 6, 2015, Mr. Fetter was granted 1,225 RSUs and 8,577 stock options with an exercise price of $45.55, each of which vest on the third anniversary of the grant date and which are reflected in our Summary Compensation table and Grants of Plan-Based

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Compensation Discussion and Analysis

Awards table. In making these grants to Mr. Fetter, the Compensation Committee primarily considered performance, potential, retention and engagement. Pursuant to the terms of his employment offer letter, in connection with his commencement of employment, Mr. Audette was granted 17,605 RSUs and 17,605 stock options with an exercise price of $42.60, the closing price of our Common Stock on the date of grant. On June 10, 2015, Mr. White was granted 2,114 RSUs and 6,341 stock options with an exercise price of $47.30, the closing price of our Common Stock on the date of grant. In making these grants to Mr. White, the Compensation Committee primarily considered his additional responsibilities in leading our Corporate Strategy department. Each of these LTI awards granted to Messrs. Audette and White, which are reflected in our Summary Compensation table and Grants of Plan-Based Awards table, vest ratably over three years.
Separation Agreement with Mr. Lux
We entered into a separation agreement and general release with Mr. Lux in connection with his retirement from the Company effective November 1, 2015. Pursuant to the agreement, as subsequently amended, we agreed to pay Mr. Lux a gross amount of $249,038 in bi-weekly installments beginning in November 2015, as well as a supplemental severance payment of $216,249 on the date that we paid cash bonuses for 2015. We also agreed to pay Mr. Lux a lump sum of $42,120 in November 2015 in connection with the forfeiture of certain RSUs. Mr. Lux provided a general release of claims in favor of the Company and agreed to provide us with such consulting services as we may reasonably request through June 2016. Mr. Lux is subject to certain confidentiality and non-solicitation obligations under the separation agreement.
Additional Compensation Elements
Severance and Change-in-Control Benefits
Our Executive Severance Plan enables us to offer a form of protection to our executive officers in the event their employment with us is involuntarily terminated by the Company or is terminated for good reason by the executive (each, a “qualifying termination”). We believe that providing these benefits helps us compete for executive talent and may help us retain current key employees. All of our named executive officers, other than Mr. Lux, are eligible for severance benefits under the Executive Severance Plan.
Executive Perquisites
In 2015, we provided our NEOs with a perquisite (the “Automobile Program”) in the form of either use of a leased automobile or an annual automobile allowance. The value of this perquisite is reflected in the All Other Compensation table below. In February 2016, our Compensation Committee determined to phase out the Automobile Program during 2016 and approved a new executive financial services policy, pursuant to which the Company’s executive officers are eligible to receive annual reimbursement of up to $15,000 for qualifying personal financial planning services.
Other Compensation Components
401(k) Plan. We maintain a retirement savings plan, or a 401(k) Plan, for the benefit of all eligible employees, including our NEOs. Under the terms of the 401(k) Plan, employees may elect to make pre-tax 401(k) and Roth 401(k) contributions up to the statutorily prescribed limit. After one year of service, we match employee contributions on a pay period basis. For 2015, we provided a match in an amount equal to 65% of up to 8% of an employee's designated deferral of their eligible compensation. An employee's interests in his or her contributions are 100% vested when contributed. We provide this benefit to all of our eligible employees, and it is provided to our NEOs on the same basis as all other eligible employees.
Nonqualified Deferred Compensation. Mr. Arnold, previously an executive of our wholly-owned indirect subsidiary, UVEST Financial Services Group, Inc. (“UVEST”), participates in the UVEST Executive Nonqualified “Excess” Plan (the “UVEST Plan”). The UVEST Plan allows certain highly compensated or management employees to defer up to 100% of their current compensation, which includes for this purpose base salary, service bonus, performance-based compensation, and commissions. Distributions of deferred amounts may be made only upon a qualifying distribution event, which, depending on the individual's election, may be a separation from service, disability (as defined in the UVEST Plan), death, a change-in-control event (as defined in the UVEST Plan), an unforeseeable emergency, or a specified date, or may be the earliest of one or more of these events. At the time an election is made to defer compensation under the UVEST Plan, participants may choose, with respect to each potential qualifying distribution event, to receive amounts in either a lump sum or in equal annual installments over a number of years (but not to exceed five years). Deferred amounts are credited with an investment return determined as if the amounts were invested in one or more investment funds made available by the UVEST Plan and selected by a participant. The UVEST Plan is intended to be a nonqualified deferred compensation

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Compensation Discussion and Analysis

plan operated in compliance with Section 409A of the Internal Revenue Code. The amounts of compensation Mr. Arnold elected to defer under the UVEST Plan in 2015 are described in the table below titled "Nonqualified Deferred Compensation for the Year Ended December 31, 2015."

Goals, Objectives and Performance Evaluation
Our NEOs are primarily responsible for ensuring that the Company achieves its annual and long-term goals. At the beginning of 2015, our Board of Directors determined, with the input of the chief executive officer and the management team, the corporate goals and objectives for the year. In evaluating incentive compensation at the end of the year, our Compensation Committee considered the Company's overall performance against these corporate goals and objectives. In making this evaluation, the Compensation Committee considered objective and subjective factors, and exercised its discretion to grant annual cash bonus awards below each NEO’s target award amounts, except in the case of Mr. Lux, who retired from the Company effective as of November 1, 2015, and Mr. Audette, whose bonus was guaranteed pursuant to his offer of employment with the Company.

2015 Goal	Performance

Deliver high-quality financial results
The Company generated adjusted EBITDA in 2015 of $489 million, which was $51 million behind target, and adjusted earnings of $215 million, which was $37 million behind target. These unfavorable variances were driven largely by decreased brokerage commissions, lower asset levels, reduced cash sweep revenues and planned core G&A investments.

Attract, retain and grow advisors and financial institutions above market growth
The Company faced a challenging recruiting environment in 2015 as market volatility reduced advisor movement between firms and pressured lower producing advisors. Against this backdrop, the Company had strong gross recruiting, including advisors with meaningfully more average historical production than in prior years. At the same time, advisor headcount grew modestly as strong gross recruiting was offset by elevated levels of departures of low producing advisors. Production retention remained strong in 2015 at more than 96%, in line with our average over the past five years.

Transform client experience into a firm-wide discipline that creates a sustainable competitive advantage
The Company worked to improve client experience and focused on operational efficiency, service support, technology, and compliance and risk management. However, the Company's client assessment scores did not meet their targets.

Build and promote the Company's brand as an employer of choice by implementing a competitive value proposition that will attract and retain top talent
Employee engagement scores held steady from 2014. The Company’s focus in 2015 was improved awareness, enhancements and adoption of various core employee programs. Employees continue to feel that they have opportunities to improve their skills and they recommend LPL as a good place to work.

Deliver compelling and competitive technology solutions and protect the firm’s business and client assets
The Company implemented various enhancements to its technology infrastructure, in order to improve stability, security and clients' experience. Technology targets for product adoption and project delivery were either exceeded or met.

Improve the Company's operating efficiency and scalability
For 2015, core G&A was $695 million, representing 7.2% year-over-year growth, which was below the low end of our planned range of 7.5% to 8.5% growth. This result was largely driven by a focus on expense management.

Transform compliance and risk management to improve the Company's compliance program, risk profile and reputation
The regulatory environment remained challenging for the Company and the industry in general. The Company made progress in its regulatory remediation efforts and in implementing and expanding its key risk programs. The Company also continued to proactively engage with legislators, regulators and industry trade organizations in its mission to strengthen relationships, convey the critical importance of independent financial advice and explain the unique nature of its business model.

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Compensation Discussion and Analysis

As we look forward to 2016, the Board of Directors has recommitted our management team to goal categories that are generally consistent with those adopted in 2015.

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Compensation Discussion and Analysis

How Compensation Decisions Were Made
Role of Compensation Committee
Our Compensation Committee is composed entirely of directors who meet the NASDAQ standards for independence, including the heightened standards applicable to Compensation Committee members. The Compensation Committee is responsible for establishing our human resources policies, including our compensation philosophy, and overseeing our executive compensation policies and program. Our Compensation Committee reviews and gives final approval of the total compensation payable to each of our named executive officers, as well as the structure and implementation of the Company's overall compensation programs. In establishing total target compensation levels for our NEOs, the Compensation Committee, with input from the Compensation Consultant, determines the ranges of market compensation that it believes will enable us to effectively compete for and retain high-performing, qualified executives. The Compensation Committee's charter sets forth the Compensation Committee's responsibilities.
Role of Executive Officers
At the beginning of each year, our executive officers develop the corporate goals and objectives that they believe should be achieved for the Company to be successful, which are reviewed with the Compensation Committee and the Board for the purpose of establishing how executive performance will be assessed. These objectives are derived largely from the Company’s annual financial and strategic planning sessions, and are prioritized and aligned with the Company’s long-term strategic plan. The objectives include both quantitative financial measurements and qualitative strategic and operational goals. The chief executive officer and the chief financial officer provide quarterly reports to the Compensation Committee assessing the Company’s performance against the corporate goals and objectives.
Our chief executive officer annually reviews the individual performance of each of his direct reports, including the NEOs (but excluding himself), and provides the Compensation Committee with evaluations of each such direct report as well as recommendations regarding such person's base salary level, annual cash bonus, and LTI award. Our chief human capital officer also attends Compensation Committee meetings and assists the Compensation Committee and the chief executive officer in recommending the final compensation levels for our named executive officers. Both the chief executive officer and the chief human capital officer leave the meetings during discussions of compensation actions affecting them personally.
The Compensation Committee meets in executive session to independently determine the achievement of performance goals and decide the salary and incentive compensation for the chief executive officer, with input from the Compensation Consultant and the non-management directors, who also meet in executive session to consider the chief executive officer’s performance and compensation.
Role of Compensation Consultant
Our Compensation Committee has the authority to engage its own advisors to assist in carrying out its responsibilities. The Compensation Committee has engaged the Compensation Consultant to advise on compensation matters and provide experiential guidance on what is considered fair and competitive practice in the industry, primarily with respect to the compensation of the executive officers. In 2015, the Compensation Consultant worked directly with the Compensation Committee and management to develop recommendations for compensation levels for our executive officers. In addition, the Compensation Consultant provided competitive compensation program and policy data as well as information concerning compensation plan design. Finally, the Compensation Consultant conducted a risk assessment of the Company’s executive compensation policies and practices.
The Compensation Committee has assessed the independence of the Compensation Consultant pursuant to SEC rules and has determined that the work provided by the Compensation Consultant did not raise a conflict of interest.
Benchmarking
We believe that a competitive pay package is a critical tool in our efforts to attract and retain qualified executives. During 2015, the Compensation Committee engaged the Compensation Consultant to prepare an analysis to benchmark and assess our overall compensation program and practices against marketplace standards. This included a review of our peer group, to which no changes were made in 2015. The Compensation Committee's purpose in requesting this analysis was to ensure that the Company's executive compensation practices are competitive with our peers. Working with the Compensation Consultant, the Compensation Committee reviewed the total compensation that each of our named executive officers is eligible to receive against the compensation levels of comparable

34 | 2016 Proxy Statement

Compensation Discussion and Analysis

positions within our peer group. The companies within our peer group consisted of:

■	Alliance Data Systems, Corp.	■	Fidelity National Information Systems
■	Ameriprise Financial, Inc.	■	Fiserv, Inc.
■	Broadridge Financial Solutions, Inc.	■	Raymond James Financial, Inc.
■	Charles Schwab & Co., Inc.	■	SEI Investments Company
■	DST Systems, Inc.	■	Stifel Financial Corp.
■	E*Trade Financial Corp.	■	TD Ameritrade Inc.
■	Eaton Vance Corp.	■	Waddell & Reed Inc.

Our goal is to ensure that we continue to measure our compensation practices against organizations that compete with us for key executives, that are considered important benchmarks in our industry, and that are comparable in size and scope to our business. As companies comprising our peer group change due to merger, acquisition, market capitalization, or business model, the Compensation Committee will consider appropriate changes to the group. For the year ended December 31, 2015, revenue and market capitalization were as follows (in billions):

	Revenue	Market Capitalization
Peer Group (Median)	$3.0	$8.5
LPL Financial Holdings Inc.	$4.3	$3.4

Recent Compensation Program Developments

We continue to review and, where appropriate, to make changes to our compensation practices to bring them into greater alignment with our peer companies, provide greater transparency for our employees and investors, and create consistency in how compensation is determined across our organization. Our Compensation Committee made the following changes to our executive compensation program since the beginning of 2016:

■
In granting equity awards in February 2016, we began calculating the number of shares underlying the awards by dividing the dollar value of the award by a number equal to the average historical 30-day closing price per share for our Common Stock, rather than the closing price on the date of grant. In implementing this change, our Compensation Committee was mindful of our recent stock price volatility, our “burn rate” in granting awards, as well as the potential dilutive effect to stockholders of our equity awards.

■
In granting awards in February 2016, the Committee used a fixed 3.5:1 ratio of stock options for each share of Common Stock, compared to the 3:1 ratio used in 2015. In making this change, the Compensation Committee primarily sought to move option values incrementally closer to, but remain higher than, the estimated fair value of our stock options using the Black-Scholes model.

■
In February 2016, our Compensation Committee determined to phase out the Automobile Program during 2016 and separately approved a new executive financial services policy, pursuant to which the Company’s executive officers are eligible to receive annual reimbursement of up to $15,000 for qualifying personal financial planning services. In making this change, the Compensation Committee sought to better align our executive perquisite program with market practices.

Compensation Policies and Practices
No Employment Agreements
We do not have individual employment agreements with any of our executive officers, including our named executive officers, although we have a practice of entering into offer letters with new executive officers that generally lay out the expected terms and conditions of their employment, including potential levels of compensation. Our executives serve at the will of the Board, and their rights to severance benefits following a termination of employment, if any, will be determined under our Executive Severance Plan, which applies uniformly to our executives at the managing director level and above.
Executive Severance Plan
Under our Executive Severance Plan, participants who experience a qualifying termination are eligible to receive continued payment of base salary for one year, an amount equal to the most recent annual bonus paid or payable to the executive and a subsidy of COBRA continuation benefits for one year.
Additional benefits, including possible accelerated vesting of time-based equity and equity-based awards, are described elsewhere in this proxy statement under "Potential Payments upon

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Compensation Discussion and Analysis

Termination or Change-in-Control for the Year Ended December 31, 2015."
Stock Ownership Guidelines
We have adopted stock ownership guidelines that are intended to better align the interests of our executive officers with the interests of our stockholders.
Each executive at the managing director level and above (which includes our NEOs) is required to achieve and maintain ownership of our Common Stock at a threshold equal to three times his or her base salary, while our CEO is required to achieve and maintain a threshold equal to six times his base salary. Generally, executive officers have five years from the time they become an executive officer to meet the minimum ownership requirements. The after-tax spread value of all vested stock options, as well as all outstanding shares, held by the executive count as shares for purposes of satisfying the minimum ownership requirement. Unvested stock options and unvested RSUs do not count, however. Our stock ownership guidelines may be found on our website at www.lpl.com.
As of March 29, 2016, Mr. Arnold was the only NEO who satisfied the minimum stock ownership requirement pursuant to our guidelines, Messrs. Audette and Bergers were within the five-year compliance period and Mr. Lux was no longer subject to the guidelines. A decline in the Company’s stock price generally eliminated or reduced the after-tax spread value of NEOs' stock options. Under the stock ownership guidelines, an NEO is not required to purchase additional shares to satisfy the ownership requirement in the event of a decline in the Company's stock price, but the NEO is generally prohibited from selling or transferring shares until the minimum ownership requirement has been achieved.
Anti-Hedging and Anti-Pledging Policy
We believe that hedging transactions may permit executives to own Company securities obtained through our executive compensation program or otherwise without the full risks and rewards of ownership. When that occurs, an executive may no longer have the same objectives as the Company’s other stockholders. As a result, we have adopted a policy, included within our Insider Trading Policy, which prohibits executives from hedging or monetization transactions, including through the use of puts and call options, collars, exchange funds, prepaid variable forwards, and equity swaps. We also prohibit executives from holding Company securities in a margin account, because a margin or foreclosure sale may occur when an executive is aware of material nonpublic information or otherwise not permitted to trade.
Rule 10b5-1 Plan Policy
The Company has adopted a policy (the “10b5-1 Policy”) for all executive officers and directors of the Company who adopt Rule 10b5-1 plans for trading in Company securities. The 10b5-1 Policy is designed to prevent inadvertent violations of the federal securities laws when implementing Rule 10b5-1 plans.
Annual Compensation Risk Assessment
The Compensation Committee annually reviews our executive compensation policies and practices to ensure that they do not encourage unnecessary and excessive risks. The Compensation Consultant provided a “comfort letter” in connection with the 2015 review, the results of which are discussed elsewhere in this proxy statement under “Information Regarding Board and Committee Structure—Risk Management and Compensation Policies and Practices.”
Say-on-Pay Feedback from Stockholders
In 2011, we held an advisory vote on the frequency with which our executive compensation program would be submitted to our stockholders for an advisory vote, commonly referred to as a “say-on-pay” vote. Our stockholders recommended that say-on-pay votes occur every three years. In light of developing market practices, however, our Compensation Committee determined in 2014 that it would be advisable to hold say-on-pay votes on the compensation of our named executive officers on an annual basis. Each year, the Compensation Committee carefully considers the results of the prior year's advisory vote as it reviews and determines the total compensation packages for our NEOs in the current year. In 2015, we received strong support for our executive compensation program at our 2015 annual meeting of stockholders, as 95% of the total votes cast in the advisory vote on say-on-pay voted to approve the proposal.
Equity Grant Practices
The exercise price of each stock option awarded under our 2010 Plan is the closing price of the Common Stock on the date of grant. For equity grants in February 2016, the Compensation Committee determined the number of shares underlying the awards as follows.

•	in the case of stock options, by dividing the value of the award by a number equal to the 30-day trailing average closing price per share of our Common Stock divided by 3.5; and

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•	in the case of RSUs, by dividing the value of the award by the 30-day trailing average closing price per share of our Common Stock.

In accordance with Delaware law, the Board has delegated to a committee, the sole member of which is the chair of the Board (the "Equity Committee"), the authority to grant to an eligible participant under the 2010 Plan, other than an executive officer:

▪
stock options to purchase up to a number of shares of Common Stock as determined by dividing $500,000 by a number equal to either (i) the closing price per share of the Common Stock on the date of grant divided by 3.5 or (ii) the average of the closing price per share of the Common Stock for the trailing 30 consecutive trading days inclusive of the date of grant divided by 3.5; and

▪
RSUs, with any individual grant limited to a number of RSUs determined by dividing $500,000 by a number equal to either (i) the closing price per share of Common Stock on the date of grant or (ii) the average closing price per share of the Common Stock for the trailing 30 consecutive trading days inclusive of the date of grant.

The stock options and RSUs currently granted pursuant to this delegated authority vest, in the discretion of the Equity Committee, either (i) ratably over three years or (ii) in full on the second or third anniversary of the grant date. Options granted pursuant to this delegated authority prior to December 17, 2013 vest either (i) ratably over four or five years or (ii) in full on the second or third anniversary of the grant date.
In addition, the Compensation Committee has delegated to our Chief Human Capital Officer the authority to grant to an employee of the Company, other than an executive officer:

▪
stock options to purchase up to a number of shares of Common Stock as determined by dividing $500,000 by a number equal to either (i) the closing price per share of the Common Stock on the date of grant divided by 3.5 or (ii) the average of the closing price per share of the Common Stock for the trailing 30 consecutive trading days inclusive of the date of grant divided by 3.5; and

▪	RSUs, with any individual grant limited to the number of RSUs determined by dividing

$500,000 by a number equal to either (i) the closing price per share of the Common Stock on the date of grant or (ii) the average closing price share of the Common Stock for the trailing 30 consecutive trading days inclusive of the date of grant.
The stock options and RSUs currently granted pursuant to this delegated authority vest ratably over three years, and, in addition to the individual limits described above, the total aggregate number of shares of Common Stock underlying stock options and RSUs granted by the Chief Human Capital Officer in any fiscal year may not exceed one million shares. Stock options granted pursuant to this delegated authority prior to December 17, 2013 vest ratably over four or five years.
162(m) Policy and Bonus Plan
Pursuant to Section 162(m) of the Internal Revenue Code, compensation in excess of $1 million that is paid to certain executive officers is not deductible unless it qualifies as “performance-based compensation.” Our Compensation Committee believes that, in establishing the cash and equity incentive compensation programs for the Company's executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration. From time to time, the Compensation Committee may, and reserves the right to, award or approve compensation that is not deductible under Section 162(m) in order to provide competitive levels of total compensation to our executive officers in a manner designed to incentivize achievement of our strategic goals and objectives.
Our annual cash bonus awards to executive officers are generally granted under the Bonus Plan and structured to qualify as “performance-based compensation” under Section 162(m). Within the first 90 days of the annual performance period, the Compensation Committee establishes our objective performance criteria for the period and grants eligible participants a maximum potential award under the Bonus Plan based on that performance criteria. Following the conclusion of the performance period, the Compensation Committee certifies whether the objective performance criteria were satisfied. If satisfied, the Compensation Committee may exercise discretion to determine the actual amount of the annual cash bonus awards to be paid to each participant under the Bonus Plan, subject to the pre-established maximums for each participant.

2016 Proxy Statement | 37

Report of the Compensation and Human Resources Committee of the Board of Directors

Report of the Compensation and Human Resources Committee of the Board of Directors
The following independent directors, who constitute the Compensation Committee, have reviewed the Compensation Discussion and Analysis with our management and recommended that it be included in this proxy statement.

Anne M. Mulcahy, Chair Richard W. Boyce John J. Brennan James S. Riepe
March 29, 2016

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Compensation of Named Executive Officers

Compensation of Named Executive Officers
Except where otherwise noted, the equity awards shown in our Summary Compensation Table and Grants of Plan-Based Awards table for the fiscal year 2015 were granted in March 2015 in respect of services performed in 2014. Please refer to the Compensation Discussion and Analysis included in last year's proxy statement for a discussion of these awards. Equity awards in respect of services performed in 2015 that were granted in 2016 do not appear in the Summary Compensation Table or Grants of Plan-Based Awards table in accordance with SEC rules. Please refer to the Compensation Discussion and Analysis in this proxy statement for a discussion of these awards.

The tables in the following sections of this proxy statement provide information required by the SEC regarding compensation paid to or earned by our NEOs. The footnotes to these tables provide important information to explain the values presented in the tables and are an important part of our disclosures.

Summary Compensation Table for Year Ended December 31, 2015
The following table sets forth information concerning the total compensation for the years ended December 31, 2015, 2014, and 2013 for the NEOs:

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Mark S. Casady Chair, CEO	2015	900,000		—		—		3,519,400		1,237,500	52,475	5,709,375
	2014	885,479	(4)	—		—		3,079,998		1,485,000	71,440	5,521,917
	2013	800,000		—		—		2,799,991		2,500,000	48,842	6,148,833
Matthew J. Audette (5) Chief Financial Officer	2015	156,164		250,000	(6)	714,465	(7)	141,983	(7)	273,315	174,377	1,710,304

Dan H. Arnold President, former CFO	2015	606,644	(8)	—		157,673		223,148		820,313	37,542	1,845,320
	2014	542,740	(9)	—		648,473		419,980		536,250	51,087	2,198,530
	2013	481,534	(10)	—		144,917		574,999		750,000	150,900	2,102,350
Thomas D. Lux (11) Former Acting CFO	2015	344,362	(12)	—		—		—		—	116,463	460,825

David P. Bergers Managing Director, Legal & Government Relations and General Counsel	2015	600,000		—		143,351		202,858		675,000	46,827	1,668,036
	2014	600,000		—		297,004		393,474		900,000	49,130	2,239,608
	2013	244,932		1,500,000	(6)	1,679,132		249,984		367,380	6,742	4,048,170
Victor P. Fetter (13) Managing Director, Chief Information Officer	2015	495,014	(14)	—		185,422		269,815		562,500	47,460	1,560,211

George B. White (15) Managing Director, Chief Investment Officer	2015	474,764	(16)	—		269,170		303,808		495,000	53,565	1,596,307

(1)
Represents aggregate grant date fair value of RSUs and stock options computed in accordance with FASB ASC Topic 718. RSUs are valued using the closing price of the Common Stock on the date of grant. We use the Black-Scholes model to estimate our compensation cost for stock option awards. The underlying valuation assumptions for stock option awards are further disclosed in Note 15, Share-Based Compensation, to our consolidated financial statements in our Annual Report and Note 15, Stockholders' Equity, to our consolidated financial statements filed with our annual reports on Form 10-K for the years ended December 31, 2014 and 2013. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)
Represents the dollar value of annual cash bonus awards earned under the Bonus Plan by each NEO. Because Mr. Bergers joined our Company after commencement of the 2013 performance period under the Bonus Plan, the 2013 amount shown for Mr. Bergers represents the annual cash bonus awarded outside the Bonus Plan, which was nevertheless calculated and paid in the same manner as if it had actually been awarded under the plan. Pursuant to the terms of his employment offer with the Company, Mr. Audette received an annual cash bonus for 2015 equal to his prorated target bonus amount.

(3)	See "All Other Compensation" table below for additional information.

(4)	Mr. Casady began the year with a base salary of $800,000, but received an increase in salary to $900,000 during the year.

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Compensation of Named Executive Officers

(5)	Mr. Audette joined the company on September 28, 2015.

(6)	Represents a signing bonus.

(7)	Represents a sign-on grant

(8)	Mr. Arnold began the year with a base salary of $550,000, but received an increase in salary to $600,000 and then to $625,000 during the year.

(9)	Mr. Arnold began the year with a base salary of $500,000, but received an increase in salary to $550,000 during the year.

(10)	Mr. Arnold began the year with a base salary of $440,000, but received increases in salary to $475,000 and then to $500,000 during the year.

(11)
Mr. Lux became our acting chief financial officer on March 13, 2015 and was not a named executive officer in 2014 and 2013. His compensation is therefore only disclosed for the year ended December 31, 2015.

(12)	Mr. Lux began the year with a base salary of $350,000, but received an increase in salary to $432,000 upon his promotion to acting chief financial officer

(13)	Mr. Fetter was not a named executive officer in 2014 or 2013. His compensation is therefore only disclosed for the year ended December 31, 2015.

(14)	Mr. Fetter began the year with a base salary of $465,000, but received an increase in salary to $500,000 during the year.

(15)	Mr. White was not a named executive officer in 2014 or 2013. His compensation is therefore only disclosed for the year ended December 31, 2015.

(16)	Mr. White began the year with a base salary of $439,000, but received an increase in salary to $500,000 during the year.
All Other Compensation
The following table sets forth information concerning All Other Compensation in the table above for the years ended December 31, 2015, 2014, and 2013 for the NEOs:

Name	Year	Severance		Automobile Lease and Related Expenses ($)	Taxable Travel and Related Expenses ($)		Taxable Relocation and Related Expenses ($)		Reimbursement for Certain Taxes and Tax Planning Services ($)(1)	Securities Commissions ($)	401(k) Employer Match ($)	Total ($)
Mark S. Casady	2015	—		38,695	—		—		—	—	13,780	52,475
	2014	—		39,259	18,661	(2)	—		—	—	13,520	71,440
	2013	—		37,119	—		—		—	223	11,500	48,842
Matthew J. Audette	2015	—		10,500	22,946		140,931	(3)	—	—	—	174,377
Dan H. Arnold	2015	—		23,762	—		—		—	—	13,780	37,542
	2014	—		23,832	13,735	(2)	—		—	—	13,520	51,087
	2013	—		26,943	—		92,068	(4)	23,139	—	8,750	150,900
Thomas D. Lux	2015	102,683	(5)	—	—		—		—	—	13,780	116,463
David P. Bergers	2015	—		30,040	5,225	(6)	—		—	—	11,562	46,827
	2014	—		29,614	19,516	(2)	—		—	—	—	49,130
	2013	—		6,742	—		—		—	—	—	6,742
Victor P. Fetter	2015	—		35,957	—		—		—	—	11,503	47,460
George B. White	2015	—		42,000	—		—		—	—	11,565	53,565

(1)
Consists of reimbursement received from us for certain taxes and tax planning services incurred in 2013 in connection with Mr. Arnold's participation in the UVEST Plan, including a related tax gross-up payment of $12,074.

(2)
Consists of hotel and air travel expenses, and related tax gross-up payments, related to the attendance in 2014 of the NEO and the NEO’s spouse, at a conference hosted by the Company outside of the United States for its top-producing financial advisors. Tax gross-up payments of $6,093, $4,663, and $6,372 were made to Messrs. Casady, Arnold and Bergers respectively.

(3)	Includes tax gross-up payments of $52,962 made to Mr. Audette in 2015 related to relocation expenses.

(4)	Includes tax gross-up payments of $34,599 made to Mr. Arnold in 2013 related to relocation expenses.

(5)
Represents payments through December 31, 2015 pursuant to a separation agreement and general release between the Company and Mr. Lux, which agreement was executed in October 2015. The payments include $53,846 of severance payments, $6,717 in benefits continuation and a one-time payment of $42,120 in connection with his agreement to forfeit 1,873 RSUs that were scheduled to vest during the period that he was providing consulting services to the Company.

(6)	Consists of air travel expenses, and a related tax gross-up payment of $1,706, related to spousal travel.

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Compensation of Named Executive Officers

NEO Compensation Mix
($ in thousands)

CEO Compensation Mix	NEO Compensation Mix (excluding CEO)

2016 Proxy Statement | 41

Compensation of Named Executive Officers

2015 Grants of Plan-Based Awards
The following table provides additional information about non-equity and equity-based awards granted to our NEOs during the year ended December 31, 2015:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		All Other Stock Awards: Shares of Stock or Units (#)(2)		All Other Option Awards: Securities Underlying Options (#)(3)		Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Target	Maximum
Mark S. Casady		$2,475,000	$5,000,000
	3/6/2015			—		400,000		$45.55	$3,519,400
Matthew J. Audette		$273,315	$2,500,000
	10/30/2015			17,605	(5)	—		$—	$714,465
	10/30/2015			—		17,605	(5)	$42.60	$141,983
Dan H. Arnold		$1,093,750	$2,500,000
	3/6/2015			3,622		—		$—	$157,673
	3/6/2015			—		25,362		$45.55	$223,148
Thomas D. Lux		$—	$—	—		—		$—	$—
David P. Bergers		$900,000	$2,500,000
	3/6/2015			3,293		—		$—	$143,351
	3/6/2015			—		23,056		$45.55	$202,858
Victor P. Fetter		$750,000	$1,500,000
	3/6/2015			3,062		—		$—	$133,295
	3/6/2015			1,225	(6)	—		$—	$52,127
	3/6/2015			—		21,442		$45.55	$188,657
	3/6/2015			—		8,577	(6)	$45.55	$81,157
George B. White		$575,000	$1,500,000
	3/6/2015			3,990		—		$—	$173,693
	3/6/2015			—		27,936		$45.55	$245,795
	6/10/2015			2,114		—		$—	$95,477
	6/10/2015			—		6,341		$47.30	$58,013

(1)	Represents potential payouts under awards pursuant to our Bonus Plan.

(2)
Represents the number of RSUs awarded under our 2010 Plan. Unless otherwise indicated, these awards are scheduled to vest over a three-year period in three equal tranches with the first tranche scheduled to vest on the first anniversary of the grant date.

(3)
Represents the number of stock options awarded under our 2010 Plan. Unless otherwise indicated, these awards are scheduled to vest over a three-year period in three equal tranches with the first tranche scheduled to vest on the first anniversary of the grant date.

(4)
Represents the grant date fair value of awards computed in accordance with FASB ASC Topic 718. RSUs were valued using the closing price of the Common Stock on the date of grant. We used the Black-Scholes model to estimate our compensation cost for stock option awards. The underlying valuation assumptions for stock options awards are further disclosed in Note 15, Share-Based Compensation, to our consolidated financial statements in our Annual Report. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(5)	Represents a sign-on grant.

(6)	These awards are scheduled to vest in full on the third anniversary of the date of grant.

42 | 2016 Proxy Statement

Compensation of Named Executive Officers

Outstanding Equity Awards at December 31, 2015
The following table sets forth information with respect to unexercised stock option awards and unvested RSUs as of December 31, 2015. Stock options vest in equal increments over a three- to five-year period and expire on the tenth anniversary following the date of grant. RSUs vest over a two- to four-year period.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
Mark S. Casady	120,000	—	(1)	$22.08	9/14/2019	—		$—
	150,000	—	(2)	$34.61	12/22/2020	—		$—
	111,863	74,576	(3)	$32.26	2/9/2022	—		$—
	117,257	117,256	(4)	$31.60	2/22/2023	—		$—
	49,458	98,917	(5)	$54.81	2/24/2024	—		$—
	—	400,000	(5)	$45.55	3/6/2025	—		$—
Matthew J. Audette	—	17,605	(5)	$42.60	10/30/2025	—		$—
	—	—		$—		17,605	(5)	$750,853
Dan H. Arnold	21,727	—	(6)	$27.80	2/5/2018	—		$—
	20,000	—	(1)	$22.08	9/14/2019	—		$—
	40,000	—	(2)	$34.61	12/22/2020	—		$—
	16,300	10,867	(3)	$32.26	2/9/2022	—		$—
	24,079	24,080	(4)	$31.60	2/22/2023	—		$—
	6,744	13,488	(5)	$54.81	2/24/2024	—		$—
	—	25,362	(5)	$45.55	3/6/2025	—		$—
	—	—		$—		2,189	(5)	$93,361
	—	—		$—		9,122	(7)	$389,053
	—	—		$—		3,622	(5)	$154,478
Thomas D. Lux	3,300	—	(1)	$22.08	9/14/2019	—		$—
	20,000	—	(2)	$34.61	12/22/2020	—		$—
	2,506	4,337	(3)	$32.26	2/9/2022	—		$—
	4,145	4,146	(4)	$31.60	2/22/2023	—		$—
	1,642	3,282	(5)	$54.81	2/24/2024	—		$—
David P. Bergers	8,434	8,434	(4)	$39.60	8/5/2023	—		$—
	2,304	4,608	(5)	$54.81	2/24/2024	—		$—
	3,759	11,280	(4)	$46.51	8/5/2024	—		$—
	—	23,056	(5)	$45.55	3/6/2025
	—	—		$—		3,156	(4)	$134,603
	—	—		$—		748	(5)	$31,902
	—	—		$—		4,032	(4)	$171,965
	—	—		$—		3,293	(5)	$140,446

Continued on the following page

2016 Proxy Statement | 43

Compensation of Named Executive Officers

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
Victor P. Fetter	5,620	11,240	(5)	$54.81	2/24/2024	—		—
	—	16,559	(7)	$54.81	2/24/2024	—		—
	—	21,442	(5)	$45.55	3/6/2025	—		—
	—	8,577	(7)	$45.55	3/6/2025	—		—
	—	—		$—		1,824	(5)	$77,794
	—	—		$—		2,736	(7)	$116,690
	—	—		$—		3,062	(5)	$130,594
	—	—		$—		1,225	(7)	$52,246
George B. White	25,000	—	(8)	$27.40	12/7/2017	—		$—
	25,000	—	(9)	$18.04	2/12/2019	—		$—
	50,000	—	(1)	$22.08	9/14/2019	—		$—
	15,000	—	(10)	$23.41	3/15/2020	—		$—
	40,000	—	(2)	$34.61	12/22/2020	—		$—
	16,141	10,760	(3)	$32.26	2/9/2022	—		$—
	12,605	12,605	(4)	$31.60	2/22/2023	—		$—
	5,339	10,678	(5)	$54.81	2/24/2024	—		$—
	—	27,936	(5)	$45.55	3/6/2025	—		$—
	—	6,341	(5)	$47.30	6/10/2025	—		$—
	—	—		$—		2,041	(4)	$87,049
	—	—		$—		1,733	(5)	$73,912
	—	—		$—		3,990	(5)	$170,174
	—	—		$—		2,114	(5)	$90,162

(1)	These awards vested over a five-year period in equal tranches and became fully vested on September 14, 2014.

(2)	These awards vested over a five-year period in equal tranches and became fully vested on December 22, 2015.

(3)	These awards vest over a five-year period in five equal tranches with the first tranche scheduled to vest on the first anniversary of the grant date.

(4)	These awards vest over a four-year period in four equal tranches with the first tranche scheduled to vest on the first anniversary of the grant date.

(5)	These awards vest over a three-year period in three equal tranches with the first tranche scheduled to vest on the first anniversary of the grant date.

(6)	These awards vested over a five-year period in equal tranches and became fully vested on February 5, 2013.

(7)	These awards vest on the third anniversary of the grant date.

(8)	This award vested over a five-year period in equal tranches and became fully vested on December 7, 2012.

(9)	This award vested over a five-year period in equal tranches and became fully vested on February 12, 2014.

(10)	This award vested over a five-year period in equal tranches and became fully vested on March 15, 2015.

44 | 2016 Proxy Statement

Compensation of Named Executive Officers

2015 Option Exercises and Stock Vested
The following table sets forth the options exercised and stock vested during the year ended December 31, 2015:

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark S. Casady	—	$—		—	$—
Matthew J. Audette	—	$—		—	$—
Dan H. Arnold	18,542	$340,329	(1)	—	$—
	5,458	$99,336	(2)	—	$—
	4,273	$86,315	(3)	—	$—
	—	$—		1,095	$49,910	(4)
	—	$—		4,837	$219,890	(5)
Thomas D. Lux	2,000	$35,900	(6)	—	$—
	2,000	$40,420	(7)	—	$—
	4,000	$88,160	(8)	—	$—
	4,000	$81,640	(9)	—	$—
	—	$—		522	$23,850	(10)
	—	$—		414	$18,870	(4)
	—	$—		1,612	$73,282	(5)
David P. Bergers	—	$—		374	$17,047	(4)
	—	$—		40,800	$1,781,328	(11)
Victor P. Fetter	—	$—		912	$41,569	(4)
				5,636	$242,235	(12)
George B. White	—	$—		1,021	$46,649	(10)
	—	$—		866	$39,472	(4)

(1)	These options were granted on February 5, 2008 with an exercise price of $27.80 per share and were exercised on February 19, 2015 at multiple market prices ranging from $46.00 to $46.73 per share.

(2)	These options were granted on February 5, 2008 with an exercise price of $27.80 per share and were exercised on February 24, 2015 when the market price was $46.00 per share.

(3)	These options were granted on February 5, 2008 with an exercise price of $27.80 per share and exercised on June 10, 2015 when the market price was $48.00 per share.

(4)	These RSUs vested on February 24, 2015, on which date the closing price per share of our Common Stock was $45.58.

(5)	These RSUs vested on February 25, 2015, on which date the closing price per share of our Common Stock was $45.46.

(6)	These options were granted on September 14, 2009 with an exercise price of $22.08 per share and were exercised on April 10, 2015 when the market price was $40.03 per share.

(7)	These options were granted on September 14, 2009 with an exercise price of $22.08 per share and were exercised on May 18, 2015 when the market price was $42.29 per share.

(8)	These options were granted on September 14, 2009 with an exercise price of $22.08 per share and were exercised on November 13, 2015 when the market price was $44.12 per share.

(9)	These options were granted on September 14, 2009 with an exercise price of $22.08 per share and were exercised on December 14, 2015 when the market price was $42.49 per share.

(10)	These RSUs vested on February 22, 2015, on which date the closing price per share of our Common Stock was $45.69.

(11)	These RSUs vested on August 5, 2015, on which date the closing price per share of our Common Stock was $43.66.

(12)	These RSUs vested on December 17, 2015, on which date the closing price per share of our Common Stock was $42.98.

2016 Proxy Statement | 45

Compensation of Named Executive Officers

Nonqualified Deferred Compensation for the Year Ended December 31, 2015
The following table sets forth information relating to nonqualified deferred compensation for each NEO for the year ended December 31, 2015:

Nonqualified Deferred Compensation
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Loss) in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2015 ($)
Mark S. Casady	$—	$—	$—	$—	$—
Matthew J. Audette	$—	$—	$—	$—	$—
Dan H. Arnold(2)	$295,313	$—	$(11,031)	$—	$490,313
Thomas D. Lux	$—	$—	$—	$—	$—
David P. Bergers	$—	$—	$—	$—	$—
Victor P. Fetter	$—	$—	$—	$—	$—
George B. White	$—	$—	$—	$—	$—

(1)
Amounts included herein do not constitute above-market or preferential earnings (loss) and therefore are not reported as compensation in the "Summary Compensation Table for the Year Ended December 31, 2015" above.

(2)
These amounts relate to Mr. Arnold's participation in the UVEST Executive Nonqualified "Excess" Plan. For a description of the material terms of the plan, please see the discussion in the Compensation Discussion and Analysis under “Nonqualified Deferred Compensation”.

46 | 2016 Proxy Statement

Compensation of Named Executive Officers

Potential Payments upon Termination or Change-in-Control for the Year Ended December 31, 2015
Set forth below the table is a description of certain post-employment arrangements with our NEOs, including the severance benefits and change-in-control benefits to which they would have been entitled under the Executive Severance Plan as of December 31, 2015. Amounts reported for the accelerated vesting of stock options and RSUs are based on a price per share of our Common Stock of $42.65, the closing price per share of our Common Stock on December 31, 2015. In the case of stock options, amounts reported assume an exercise only if $42.65 per share is greater than the exercise price of the stock option.

Named Executive Officer	Benefit	Without Cause or For Good Reason ($)		Disability and Death ($)		Change-in- Control ($)(1)
Mark S. Casady	Severance	$900,000	(2)	$—		$1,350,000	(3)
	Bonus	$1,237,500	(4)	$—		$3,712,500	(5)
	Accelerated Vesting of Stock Options	$1,035,262	(6)	$2,070,523	(7)	$2,070,523	(8)
	Accelerated Vesting of RSUs	$—		$—		$—
	Group Benefit Continuation	$20,089	(9)	$—		$30,133	(10)
Matthew J. Audette	Severance	$600,000	(2)	$—		$900,000	(3)
	Bonus	$273,315	(4)	$—		$409,973	(5)
	Accelerated Vesting of Stock Options	$293	(6)	$880	(7)	$880	(11)
	Accelerated Vesting of RSUs	$250,313	(12)	$750,853	(13)	$750,853	(14)
	Group Benefit Continuation	$20,089	(9)	$—		$30,133	(10)
Dan H. Arnold	Severance	$625,000	(2)	$—		$937,500	(3)
	Bonus	$820,313	(4)	$—		$1,640,625	(5)
	Accelerated Vesting of Stock Options	$189,490	(6)	$378,992	(7)	$378,992	(11)
	Accelerated Vesting of RSUs	$98,223	(12)	$636,892	(13)	$636,892	(14)
	Group Benefit Continuation	$20,089	(9)	$—		$30,133	(10)
Thomas D. Lux	Severance	$249,038	(15)	$—		$—
	Bonus	$216,249	(16)	$—		$—
	Accelerated Vesting of Stock Options	$—		$—		$—
	Accelerated Vesting of RSUs	$42,120	(17)	$—		$—
	Group Benefit Continuation	$6,717	(18)	$—		$—
David P, Bergers	Severance	$600,000	(2)	$—		$900,000	(3)
	Bonus	$675,000	(4)	$—		$1,350,000	(5)
	Accelerated Vesting of Stock Options	$12,862	(6)	$25,724	(7)	$25,724	(11)
	Accelerated Vesting of RSUs	$187,404	(12)	$478,917	(13)	$478,917	(14)
	Group Benefit Continuation	$18,282	(9)	$—		$27,424	(10)
Victor P. Fetter	Severance	$500,000	(2)	$—		$750,000	(3)
	Bonus	$562,500	(4)	$—		$1,125,000	(5)
	Accelerated Vesting of Stock Options	$—		$—		$—
	Accelerated Vesting of RSUs	$82,442	(12)	$377,325	(13)	$377,325	(14)
	Group Benefit Continuation	$20,089	(9)	$—		$30,133	(10)
George B. White	Severance	$500,000	(2)	$—		$750,000	(3)
	Bonus	$495,000	(4)	$—		$862,500	(5)
	Accelerated Vesting of Stock Options	$125,535	(6)	$251,082	(7)	$251,082	(11)
	Accelerated Vesting of RSUs	$167,231	(12)	$421,297	(13)	$421,297	(14)
	Group Benefit Continuation	$20,089	(9)	$—		$30,133	(10)

(1)
Our Executive Severance Plan provides benefits on a "double trigger" basis, requiring a termination of employment by the Company without cause or a termination by the executive for good reason within 12 months following a change-in-control. All amounts reported in this column assume both that a change-in-control occurred on December 31, 2015 and that the

2016 Proxy Statement | 47

Compensation of Named Executive Officers

executive's employment was terminated by the Company without cause or by the executive for good reason on December 31, 2015.

(2)	Represents continued payment under our Executive Severance Plan of the NEO's base salary in effect on the separation date for 12 months.

(3)	Represents continued payment under our Executive Severance Plan of the NEO's base salary in effect on the separation date for 18 months.

(4)	Represents payment under our Executive Severance Plan of an amount equal to the bonus paid (or payable) to the NEO for the most recently completed calendar year.

(5)	Represents payment under our Executive Severance Plan of an amount equal to 150% of the target bonus amount for the calendar year in which the NEO's employment is terminated.

(6)
Represents exercise by the NEO of the unvested portion of any outstanding stock options scheduled to vest based solely on the passage of time within 12 months following separation, the vesting of which would have been accelerated under our Executive Severance Plan.

(7)
Represents exercise by the NEO of the unvested portion all stock options, the vesting of which would have been accelerated upon termination of employment due to death under the terms of the executive's stock option agreement.

(8)
Represents exercise by Mr. Casady of the unvested portion of all stock options, the vesting of which would have been accelerated under our Executive Severance Plan. The terms of stock option awards granted to Mr. Casady in 2012 and 2013 provide for accelerated vesting on a "single trigger" basis. The exercise of the unvested portion of these awards, the vesting of which would have been accelerated upon a change-in-control, would represent $2,070,523.

(9)
Represents payments under our Executive Severance Plan of amounts equal to 100% of the employer portion of premiums for continued health and dental plan participation under COBRA for the NEO and his or her qualified beneficiaries for a one-year period.

(10)
Represents payments under our Executive Severance Plan of an amount equal to 100% of the employer portion of premiums for continued health and dental plan participation under COBRA for the NEO and his or her qualified beneficiaries for an 18-month period.

(11)	Represents exercise by the NEO of the unvested portion of all stock options, the vesting of which would have been accelerated under the Executive Severance Plan.

(12)
Represents the issuance of shares of Common Stock in respect of the unvested portion of any outstanding RSUs scheduled to vest based solely on the passage of time within 12 months following termination of employment, the vesting of which would have been accelerated under our Executive Severance Plan.

(13)	Represents the issuance of shares of Common Stock in respect of all unvested RSUs, the vesting of which would have been accelerated upon a termination due to death.

(14)	Represents the issuance of shares of Common Stock in respect of all unvested RSUs, the vesting of which would have been accelerated under our Executive Severance Plan.

(15)
Represents the total amount of severance to which Mr. Lux may be entitled in accordance with his separation agreement and general release, conditioned upon his continued compliance with the terms of such agreement, including a set of restrictive covenants. Of this amount, $13,462 had been paid to Mr. Lux as of December 31, 2015.

(16)	Represents a supplemental severance payment to Mr. Lux pursuant to the terms of his separation agreement and general release, which was paid to Mr. Lux on the date that we paid cash bonuses for 2015.

(17)	Represents a lump sum payment to Mr. Lux for his agreement to forfeit 1,873 RSUs that were scheduled to vest during the period that he was providing consulting services to the Company.

(18)	Represents the employer portion of premiums payable to Mr. Lux in accordance with his separation agreement and general release.

48 | 2016 Proxy Statement

Compensation of Named Executive Officers

Executive Severance Plan
All of our NEOs are eligible to participate in our Executive Severance Plan. As described in more detail below, our Executive Severance Plan provides a uniform framework for payments and benefits to be provided to all executive participants upon certain terminations of employment in exchange for a participant’s compliance with restrictive covenants and the participant signing a general release agreement in favor of the Company. Our Executive Severance Plan can be amended or terminated at any time, in our discretion, and no eligible executive, including our NEOs, has a legally binding right to any payments or benefits under the plan.
Intellectual Property, Confidentiality, and Non-Compete Clauses
As a condition to benefits under the Executive Severance Plan, an executive is not permitted to engage in prohibited competitive conduct for a period of:

▪	12 months following termination of employment by the Company without cause or a termination by the executive for good reason; and

▪	18 months following termination of employment by the Company without cause or a termination by the executive for good reason within 12 months following a change-in-control.
Severance and Change-in-Control Payments
We may become obligated to make severance payments to each of our NEOs upon the termination of the executive’s employment under our Executive Severance Plan. These benefits are described below. We, however, have no obligation to grant any of the executive officers any “gross-up” or other “make-whole” compensation for any tax imposed on severance or change-in-control payments made to the executive officer, including “parachute payments.” Severance payable in connection with a change-in-control under the Executive Severance Plan is subject to a so-called “modified golden parachute cutback” provision pursuant to which excess parachute payments would be reduced to the extent such reduction would result in greater after-tax benefits.

Termination Without Cause or For Good Reason
Under the terms of the Executive Severance Plan, upon a termination of employment by the Company without cause or by the executive for good reason, a participant in the Executive Severance Plan ("Participant") will be entitled to the following payments and benefits, subject to the execution of a release of claims and continued compliance with post-termination restrictive covenants:

▪	Base salary through the Participant's separation date, reimbursements for reasonable business expenses, and any other employee benefit entitlements;

▪	An amount equal to the bonus paid (or payable) to the Participant for the most recently completed calendar year;

▪	Continued payment of base salary for one year after termination of employment;

▪
Accelerated vesting of the unvested portion of any outstanding equity and equity-based awards scheduled to vest based solely on the passage of time within 12 months of such Participant’s separation date; and

▪
Payment of the employer portion of the premium for COBRA participation in the Company’s health and dental plans until the earliest of 12 months following termination of the Participant’s participation in such plans as an employee, the date that such Participant becomes eligible for comparable benefit coverage, or the date the Participant is no longer eligible for COBRA (subject to the Participant’s eligibility under COBRA and proper and timely elections).

Further, upon a termination of employment by the Company without cause or by the executive for good reason within a 12-month period following the date of consummation of a change-in-control (as defined in the Executive Severance Plan), a Participant will be entitled to the following payments and benefits, subject to the execution of a release of claims and continued compliance with post-termination restrictive covenants:

▪	Base salary through the Participant's separation date, reimbursements for reasonable business expenses, and any other employee benefit entitlements;

▪	An amount equal to 150% of the Participant’s target bonus for the calendar year in which employment is terminated;

▪	Continued payment of base salary for 18 months after termination;

2016 Proxy Statement | 49

Compensation of Named Executive Officers

▪	Accelerated vesting in full of all outstanding time-based equity and equity-based awards and pro-rated vesting of any performance-based equity and equity-based awards at target; and

▪
Payment of the employer portion of the premium for COBRA participation in the Company’s health and dental plans until the earliest of 18 months following termination of the Participant’s participation in such plans as an employee, the date that such Participant becomes eligible for comparable benefit coverage, or the date the Participant is no longer eligible for COBRA (subject to the Participant’s eligibility under COBRA and proper and timely elections).

“Cause” under the Executive Severance Plan means the Participant's:

(1)
failure to substantially perform usual duties of employment with the Company (other than as a result of an illness or injury) for a period of 10 days following notice by the Company to the employee of such failure;

(2)	fraud, embezzlement, dishonesty, or theft related to employment;

(3)	an act or acts constituting a felony, a violation of any federal or state securities or banking laws, or a misdemeanor involving moral turpitude;

(4)
willful malfeasance, willful misconduct, or gross negligence in connection with employment duties or any act or omission that is injurious to the financial condition or business reputation of the Company and its affiliates; or

(5)	breach of the restrictive covenants in the Executive Severance Plan.
“Good Reason” under the Executive Severance Plan means the occurrence, without the Participant's written consent, of:

(1)	a material reduction in base salary unless such reduction is consistent with reductions made in the applicable annual base salaries of other similarly situated employees of the Company; or

(2)	a material adverse change in duties and responsibilities at the Company or its affiliates (but not changes in functional titles).
The Participant is required to provide notice within 90 days following the “Good Reason” event (and the Company will have 30 days following such notice to cure). “Good Reason” will cease to exist for an event on the 90th day following the date on which the Participant knew or reasonably should have known of such event and failed to give notice as described above or if the Participant failed to terminate employment within 14 days following the expiration of the cure period.
“Change-in-Control” under the Executive Severance Plan means the consummation of:

(1)
any transaction or series of related transactions, whether or not the Company is a party thereto, after giving effect to which in excess of 50 percent of the Company's voting power is owned directly, or indirectly through one or more entities, by any person and its “affiliates” or “associates” (as such terms are defined in the Exchange Act rules) or any “group” (as defined in the Exchange Act rules) other than, in each case, the Company or an affiliate of the Company after February 24, 2014; or

(2)
a sale or other disposition of all or substantially all of the consolidated assets of the Company (each of the foregoing, a “Business Combination”), provided that, notwithstanding the foregoing, a “change-in-control” is not deemed to occur as a result of a Business Combination following which the individuals or entities who were beneficial owners of the outstanding securities entitled to vote generally in the election of directors of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving, or acquiring corporation in such transaction.

Termination Other than For Good Reason
Under the Executive Severance Plan, upon retirement or voluntary resignation from employment other than for good reason, an eligible employee would be entitled to base salary through such employee’s separation date, reimbursements for reasonable business expenses, and any other employee benefit entitlements.
Death, Disability, and Retirement
The Executive Severance Plan does not provide for any separation benefits or payments upon a termination due to death, disability, or voluntary termination (regardless of age). Upon such a termination, an eligible executive would be entitled to receive only:

(1)	base salary through the separation date;

(2)	reimbursements for reasonable business expenses; and

(3)	any other employee benefit entitlements to which the executive is entitled under the Company’s other employee benefit plans and programs.

50 | 2016 Proxy Statement

Compensation of Named Executive Officers

Equity Award Agreements
Stock Options
All stock options held by our NEOs as of December 31, 2015 were granted under our 2005 Stock Option Plan for Non-Qualified Stock Options (the "2005 Plan"), our 2008 Stock Option Plan (the “2008 Plan”) or our 2010 Plan. All stock options held by our NEOs that are outstanding under the 2005 Plan and the 2008 Plan were fully vested as of December 31, 2015. Mr. White is the only NEO who holds stock options under the 2005 Plan.
In accordance with the NEOs' option agreements, unvested stock options are canceled upon termination of employment, unless (1) otherwise agreed by the Company, or (2) in the case of death or retirement, in which case any and all unvested portions shall become vested. Unless the NEO is terminated for cause, vested options will be exercisable for:

(1)	two years following termination of employment by reason of retirement, but not later than the option expiration date;

(2)	one year following death or disability, in each case, not later than the option expiration date; and

(3)	90 days following termination in other cases, but not later than the option expiration date.
Under our 2008 Plan, in the event of a change-in-control, if the NEO's stock options will not be assumed, substituted, or cashed out, all outstanding unvested options will vest and become exercisable prior to the change in control. Upon consummation of the change-in-control event, all outstanding but unexercised options will be terminated.
All outstanding unvested options granted under the 2010 Plan to Mr. Casady prior to January 1, 2014 will vest upon the occurrence of a change-in-control, pursuant to their award agreements. Mr. Casady is the only executive with award agreements that provide for accelerated vesting on a "single trigger" basis, and no award agreements subsequent to January 1, 2014 provide for such accelerated vesting.
“Change-in-control” under the 2008 Plan means the consummation of:

(1)
any consolidation or merger of the Company with or into any other person, or any other similar transaction, whether or not the Company is a party thereto, in which our stockholders immediately prior to such transaction own directly or indirectly capital stock either:

(a)	representing less than 50% of the equity interests or voting power of the Company or the surviving entity; or

(b)	that does not directly or indirectly have the power to elect a majority of the entire board or other similar governing body;

(2)
any transaction or series of related transactions, whether or not the Company is party thereto, which results in over 50% of the Company's voting power being owned directly or indirectly by any person and its “affiliates” or “associates” or any “group” other than the Company or an affiliate; or

(3)
a sale or disposition of all or substantially all of our assets. Notwithstanding the foregoing, a "change-in-control" does not include an event described in (1)-(3) above if the stockholders entitled to vote generally in the election of directors immediately prior to the event beneficially own, directly or indirectly, 50% or more of the voting stock of the resulting, surviving, or acquiring corporation

“Change-in-control” under the named executive officers' 2010 Plan awards means the consummation of an event described in (2) or (3) above or the dissolution or liquidation of the Company.
Restricted Stock Units (RSUs)
In accordance with the NEOs' RSU agreements, unvested portions of RSU awards are cancelled upon termination of employment, unless (1) otherwise agreed by the Company, or (2) in the case of death or retirement, in which case any and all unvested portions shall become vested. If the NEO is terminated for cause, the vested portion of the award shall terminate. All RSUs held by our NEOs as of December 31, 2014 were granted under our 2010 Plan.

2016 Proxy Statement | 51

Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners and Management
The table below describes the beneficial ownership of our Common Stock as of March 4, 2016, by: (i) persons or "groups" (as that term is used in Section 13(d)(3) of the Exchange Act) known by us to be the beneficial owner of 5% or more of the Common Stock of the Company; (ii) each of our directors and NEOs; and (iii) all of our current directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated, we believe, based on information furnished by such persons, that each person listed below has sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned. Securities that may be beneficially acquired within 60 days of March 4, 2016 are deemed to be beneficially owned by the person holding such securities for the purpose of computing ownership of such person, but are not treated as outstanding for the purpose of computing the ownership of any other person. The applicable percentage of beneficial ownership is based on 88,971,204 shares of Common Stock outstanding as of March 4, 2016.
Unless otherwise indicated in the footnotes to the following table, the address of each of the individuals named below is: c/o LPL Financial, 75 State Street, Boston, MA 02109.

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Security Ownership of Certain Beneficial Owners and Management

Name of Beneficial Owner	Directly or Indirectly Held (#)		Right to Acquire (#)(1)	Other (#)		Total Amount and Nature of Beneficial Ownership of Common Stock (#)	Percentage of Common Stock (%)
5% Stockholders
FPR Partners, LLC(2)						11,826,707	13.3%
TPG Partners, IV, L.P.(3)						8,794,282	9.9%
SPO Advisory Corp.(4)						8,660,736	9.7%
T. Rowe Price Associates, Inc.(5)						8,111,518	9.1%
Janus Capital Management LLC(6)						6,635,164	7.5%
The Vanguard Group, Inc.(7)						5,351,576	6.0%
First Pacific Advisors, LLC.(8)						4,508,600	5.1%
Fairview Capital Investment Management, LLC(9)						4,492,785	5.0%
Directors, Director Nominees, and Officers
Mark S. Casady	130,957	(10)	827,286	3,250	(11)	961,493	1.1%
Matthew J. Audette	—		—	—		—	—%
Dan H. Arnold	165,854		162,729	—		328,583	0.4%
Thomas D. Lux	11,250		37,474	—		48,724	0.1%
David P. Bergers	23,108		25,585	—		48,693	0.1%
Victor P. Fetter	9,354		19,409	—		28,763	—%
George B. White	3,044		216,748	—		219,792	0.2%
Richard W. Boyce(12)	60,146	(13)	—	—		60,146	0.1%
John J. Brennan	40,262		—	—		40,262	—%
Viet D. Dinh	7,731		—	—		7,731	—%
H. Paulett Eberhart	4,595		—	—		4,595	—%
Marco (Mick) W. Hellman(14)	2,779,941		—	—		2,779,941	3.1%
Anne M. Mulcahy	9,971		—	—		9,971	—%
James S. Putnam(15)	111,698		—	—		111,698	0.1%
James Riepe(16)	92,204		31,500	—		123,704	0.1%
Richard P. Schifter(12)	26,714		—	—		26,714	—%
All directors, director nominees, and executive officers as a group(17)	3,480,712		1,679,069	3,250		5,163,031	5.7%

(1)
Consists of Common Stock which the named individual or group has the right to acquire through (i) the exercise of vested stock options, and (ii) the vesting of RSUs and/or the vesting and exercise of stock options within 60 days of March 4, 2016.

(2)
Consists of shares of Common Stock held by FPR Partners, LLC ("FPR"). This information is based on a Schedule 13G/A filed on February 16, 2016 with the SEC. The address of FPR is 199 Fremont Street, Suite 2500, San Francisco, CA 94105.

(3)
Consists of shares of (i) 8,567,572 shares of Common Stock held by TPG Partners IV, L.P., a Delaware limited partnership ("TPG Partners IV"), whose general partner is TPG GenPar IV, L.P., a Delaware limited partnership, whose general partner is TPG GenPar IV Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings I, L.P., a Delaware limited partnership, whose general partner is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc.; (ii) 208,401 shares held directly or indirectly by David Bonderman; and (iii) 18,309 shares held directly or indirectly by James G. Coulter (collectively, the “TPG Stock”). Messrs. Bonderman and Coulter are officers and sole shareholders of TPG Group Holdings (SBS) Advisors, Inc. and may therefore be deemed to be the beneficial owners of the TPG Stock. Messrs. Bonderman and Coulter disclaim beneficial ownership of the TPG Stock except to the

2016 Proxy Statement | 53

Security Ownership of Certain Beneficial Owners and Management

extent of their pecuniary interest therein. This information is based on a Schedule 13G/A filed on February 16, 2016 with the SEC. The address for each of TPG Partners IV, TPG Group Holdings (SBS) Advisors, Inc., and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(4)
Consists of shares of (i) 8,570,936 shares of Common Stock held by SPO Advisory Corp., a Delaware corporation ("SPO Advisory Corp.") in its capacities as the sole general partner of SPO Advisory Partners, L.P. with respect to 7,938,036 shares and SF Advisory Partners, L.P. with respect to 632,900 shares; and (ii) 89,800 shares beneficially owned by John H. Scully. Messrs. Scully and Eli J. Weinberg are controlling persons of SPO Advisory Corp. This information is based on a Schedule 13G/A filed on February 16, 2016 with the SEC. The address for each of SPO Advisory Corp., Messrs. Scully, and Weinberg is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941.

(5)
Consists of shares of Common Stock held by T. Rowe Price Associates, Inc. ("Price Associates"). Price Associates does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client's custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients which Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time. Not more than 5% of the class of such securities is owned by any one client subject to the investment advice of Price Associates. With respect to securities owned by any one of the registered investment companies sponsored by Price Associates for which it also serves as investment advisor ("T. Rowe Price Funds"), only the custodian for each of such Funds, has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. No other person is known to have such right, except that the shareholders of each such Fund participate proportionately in any dividends and distributions so paid. This information is based on a Schedule 13G/A filed on February 11, 2016 with the SEC. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(6)
Consists of shares of Common Stock held by Janus Capital Management LLC ("Janus Capital"). Janus Capital has a direct 96.81% ownership stake in INTECH Investment Management ("INTECH") and a direct 100% ownership stake in Perkins Investment Management LLC ("Perkins"). Due to the above ownership structure, holdings for Janus Capital, Perkins, and INTECH are aggregated. Janus Capital, Perkins, and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively, "Managed Portfolios"). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of 6,629,364 shares held by such Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, INTECH may be deemed to be the beneficial owner of 5,800 shares held by such Managed Portfolios. However, INTECH does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. This information is based on a Schedule 13G/A filed on February 16, 2016 with the SEC. The address of Janus Capital is 151 Detroit Street, Denver, CO 80206.

(7)
Consists of shares of Common Stock held by The Vanguard Group, Inc. Vanguard Fiduciary Trust Company ("VFTC"), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 55,677 shares, and Vanguard Investments Australia, LTD. ("VIA"), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 8,700 shares. This information is based on a Schedule 13G filed on February 10, 2016 with the SEC. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(8)
Consists of shares held by First Pacific Advisors, LLC. This information is based on a Form 13F filed on February 16, 2016 with the SEC.  The address of First Pacific Advisors, LLC is 11601 Wilshire Blvd. Ste. 1200, Los Angeles, CA 90025.

(9)
Consists of shares of (i) 4,487,385 Common Stock held by Fairview Capital Investment Management, LLC ("FCIM LLC"); and (ii) 5,400 shares beneficially owned by Andrew F. Mathieson. FCIM LLC is an investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock. No individual client's holdings of the Common Stock are more than five percent of the outstanding Stock. Fairview Capital is the manager of FCIM, LLC. Mr. Mathieson is the controlling shareholder and President of Fairview Capital. Mr. Clark is a Managing Partner and control person of Fairview Capital. The filers filed a Schedule 13G jointly but not as members of a group, and each disclaims membership in a group. Each of FCIM LLC, Fairview Capital, Mr. Mathieson and Mr. Clark disclaims beneficial ownership of the Common Stock, except to the extent of that person's pecuniary interest therein. This information is based on a Schedule 13G filed on February 22, 2016 with the SEC. The address of Fairview Capital Investment Management, LLC is 300 Drakes Landing Road, Suite 250, Greenbrae, CA 94904.

(10)	Consists of (i) 63,871 shares of Common Stock held directly and (ii) 67,086 shares of Common Stock held indirectly.

(11)	Consists of shares held through the One Step Forward Foundation, over which Mr. Casady disclaims beneficial ownership.

(12)
Mr. Boyce, who is one of our directors, is a retired TPG partner. Mr. Schifter, who is one of our directors, is a senior advisor to TPG. Mr. Boyce and Mr. Schifter have no voting or investment power over, and disclaim beneficial ownership of, the TPG Stock.

(13)
Includes 415 shares acquired under an issuer dividend reinvestment plan by trusts formed for the benefit of Mr. Boyce's family members and managed by an independent trustee. Mr. Boyce disclaims beneficial ownership of such shares.

54 | 2016 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

(14)
Mr. Hellman shares beneficial ownership of the 2,779,941 shares of Common Stock with HMI Capital, LLC. Mr. Hellman is the managing member of HMI Capital, LLC, which is the general partner and investment adviser of HMI Capital Partners, L.P. and Merckx Capital Partners, L.P., the owners of record of the shares.

(15)	Mr. Putnam holds 105,871.5 shares of Common Stock through James S. Putnam TTEE for Putnam Family Trust Dated 1699 Separate Property Trust.

(16)	Consists of (i) 56,233 shares of Common Stock held directly and (ii) 35,971 shares of Common Stock held through Stone Barn, LLC.

(17)	Excludes Mr Lux, who voluntarily terminated his employment with us effective November 1, 2015.

2016 Proxy Statement | 55

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms or written representations from certain reporting persons received by us with respect to 2015, we believe that our executive officers and directors and persons who own more than 10% of a registered class of our equity securities have complied with all applicable filing requirements.

56 | 2016 Proxy Statement

Certain Relationships and Related Transactions

Certain Relationships and Related Transactions
Review, Approval, or Ratification of Transactions with Related Persons
In accordance with the charter of our Audit Committee and our written policy with respect to related person transactions, our Audit Committee is responsible for reviewing and approving related party transactions. If it is not feasible to approve related party transactions in advance, the Audit Committee is permitted to ratify such transactions after the Company has entered into them, subject to the procedures and considerations described below.
The policy with respect to related party transactions applies to transactions, arrangements or relationship, or series of similar transactions, arrangements, or relationships (including any indebtedness or guarantee of indebtedness) that are reportable by the Company under paragraph (a) of Item 404 of Regulation S-K in which the Company or any of its subsidiaries is or will be a participant and the amount involved exceeds $120,000 and in which a related person has or will have a direct or indirect interest. A related person is: (1) any person who is, or at any time since the beginning of our last fiscal year, was a director or executive officer of the Company, or a nominee for director or executive officer of the Company; (2) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; or (3) any immediate family member of the foregoing persons.
In the course of its review and approval of related party transactions, our Audit Committee considers the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy with respect to related party transactions requires our Audit Committee to consider, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to unrelated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.
Under the policy, a director is not permitted to participate in any discussion or approval of a transaction for which he or she is the related party, and such director must provide the Audit Committee with all material information concerning the transaction. If an approved transaction is ongoing, the Audit Committee may establish guidelines for management to follow in its dealings with such person and will annually review and assess compliance with such guidelines, and whether the transaction remains appropriate for the Company.

Stockholders' Agreement
In connection with our initial public offering, we entered into a stockholders' agreement that provides TPG with certain information rights and the right to require us to effect a shelf registration pursuant to which TPG can sell shares. Prior to an amendment in September 2014, the stockholders’ agreement also provided TPG with the right to designate up to two directors to our Board of Directors.
Pursuant to the stockholders' agreement, we agree to indemnify TPG and its affiliates from any losses arising, directly or indirectly, out of TPG's or its affiliates' actual, alleged, or deemed control or ability to influence us or the actual or alleged act or omission of any director who was designated by TPG pursuant to TPG's prior right to designate directors under the stockholders' agreement.
Other Arrangements
As part of our broader capital management strategy, we have conducted share repurchases from time to time in order to return capital to stockholders. In November 2015, we entered into a master confirmation and a supplemental confirmation (the “ASR Agreements”) with Goldman, Sachs & Co. (“Goldman”) in connection with a previously announced capped accelerated share repurchase program with an aggregate amount of up to $500 million (the “ASR Program”). Pursuant to the ASR Agreements, the Company paid Goldman $250 million (the “Prepayment Amount”) and Goldman agreed to deliver shares of our Common Stock at various intervals during the ASR Program (the “Transaction”). The final number of shares to be repurchased under the ASR Program was to be based generally on the average of the daily volume-weighted average price of the Common Stock during a repurchase period, which price was subject to a cap. On December 10, 2015, we entered into an early settlement agreement (the “ESA”) with Goldman to settle and terminate the Transaction. Under the ESA, all of the respective rights and obligations of the parties under the Transaction terminated upon the Company’s receipt of the Required Shares (as defined below). In consideration for such termination, Goldman agreed to deliver on December 15, 2015, 5,622,628 shares of Common Stock at an average price of $44.46 per share (the “Required Shares”) against the Prepayment Amount. Of the Required Shares, 4,319,537 shares were acquired by Goldman from TPG pursuant to a purchase agreement that was directly negotiated between Goldman and TPG. Following the sale by TPG to Goldman, TPG owns 8,567,572, or approximately 9.6%, of the outstanding shares of Common Stock. The Company did not incur

2016 Proxy Statement | 57

Certain Relationships and Related Transactions

any material early termination penalties under the ASR Agreements in connection with entering into the ESA.
Two of the Company’s current directors, Richard W. Boyce and Richard P. Schifter, were each initially elected to the Board pursuant to the stockholders’ agreement described above. Neither of Messrs. Boyce nor Schifter participated in the review or approval of the ESA on behalf of the Company. The ESA was unanimously approved by the Audit Committee, which consists solely of disinterested directors, pursuant to the Company’s related party transaction policy, and was also unanimously approved by a special committee of the Board with delegated authority to approve terms relating to the ASR Program.
In addition, TPG has an ownership interest in certain companies that provided us with services, or that we provided with services, in 2015, as noted below:
American Beacon Advisors, Inc. ("American Beacon") pays fees to us in exchange for product distribution and record-keeping services. Funds affiliated with TPG held a majority interest in American Beacon but sold such interest in a transaction that closed in the second quarter of 2015. During the year ended December 31, 2015, we recognized revenue of $0.5 million for services we provided to American Beacon.
Certain entities affiliated with SunGard Data Systems Inc. ("SunGard") provided various services to us in 2015. We incurred expenses of $4.7 million for technology systems and solutions that processed tax statements, provided surveillance and remote processing solutions, and processed corporate actions under agreements and related statements of work with SunGard Financial Systems, LLC. We incurred expenses of $0.3 million pursuant to an agreement with SunGard Consulting Services LLC to develop certain technology infrastructure for us. Pursuant to an agreement with SunGard Availability Services LP, we incurred expenses for data center recovery services, and pursuant to an agreement with SunGard Brokerage & Securities Services LLC, we incurred expenses for electronic trading services. Funds affiliated with TPG held a minority interest in certain SunGard entities, but sold such interests in a transaction that closed in the fourth quarter of 2015.  Following such transaction, funds affiliated with TPG continue to hold an interest in SunGard Availability Services LP. During the year ended December 31, 2015, we incurred aggregate expenses of $5.1 million for all services provided by SunGard entities.

XOJET, Inc. ("XOJET") provides chartered aircraft services to LPL Financial for business-related travel. LPL Financial paid $0.4 million to XOJET during the year ended December 31, 2015. Funds affiliated with TPG hold a minority interest in XOJET.
Each of T. Rowe Price & Associates (“T. Rowe”) and Janus Capital Management LLC (“Janus”) considers itself the direct or indirect beneficial owner of more than five percent of the Company’s common stock, and accordingly each is a “related person” under the Company’s policy with respect to related party transactions. The Company has entered into certain agreements in the ordinary course of business with each of T. Rowe and Janus, and during the year ended December 31, 2015, received revenue of approximately $5.3 million and $2.8 million under its agreements with T. Rowe and Janus, respectively.

58 | 2016 Proxy Statement

Proposal 2: Ratification of the Appointment of Our Independent Registered Public Accounting Firm

Proposal 2: Ratification of the Appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors as Our Independent Registered Public Accounting Firm
The Audit Committee has appointed Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm for the fiscal year ending December 31, 2016, and the Board has directed that management submit the appointment of the independent registered public accounting firm for ratification by stockholders at the Annual Meeting. Deloitte has served as our independent registered public accounting firm since 2001.
Although stockholder ratification of the selection of Deloitte is not required by our bylaws or otherwise, upon the recommendation of the Audit Committee, the Board is submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider the matter. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its stockholders.
Representatives of Deloitte are expected to be present at the Annual Meeting by teleconference and will have the opportunity to make a statement and respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

2016 Proxy Statement | 59

Proposal 2: Ratification of the Appointment of Our Independent Registered Public Accounting Firm

Fees Paid to Independent Registered Public Accounting Firm
Aggregate fees for professional services rendered by Deloitte as of and for the years ended December 31, 2015 and 2014 were as follows:

Type of Services	2015	2014
Audit Fees(1)	$3,936,203	$3,935,037
Audit Related Fees(2)	365,122	446,776
Tax Fees(3)	296,989	765,000
All Other Fees(4)	382,521	45,000
Total	$4,980,835	$5,191,813

(1)
These fees include services performed in connection with the audit of our annual consolidated financial statements included in our annual reports on Form 10-K; the review of our interim condensed consolidated financial statements as included in our quarterly reports on Form 10-Q; and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements. The 2015 and 2014 column includes amounts billed in 2016 and 2015, respectively, related to 2015 and 2014 audit fees, respectively.

(2)
These fees are for services provided such as accounting consultations and any other audit and attestation services. The fees in 2015 include amounts incurred by the Company and paid to Deloitte for services in connection with (i) performance examinations and (ii) our financial intermediary compliance and controls assessment and attest report.

(3)
These fees include all services performed for non-audit related tax advice, planning, and compliance services. The fees include amounts incurred by the Company and paid to Deloitte for services in connection with the Foreign Account Tax Compliance Act review.

(4)
These fees include fees for certain miscellaneous projects. The fees in 2015 related to non-audit service regarding the assessments of our cyber security program and infrastructure. The fees in 2014 related to Bersin by Deloitte service fees.

Pre-Approval Policies and Procedures
The Audit Committee pre-approves all audit services provided by our independent registered public accounting firm. The Audit Committee has also adopted policies and procedures for the pre-approval of all non-audit related services provided by our independent registered public accounting firm. These non-audit services include consulting and tax services. The policy requires that prior to the provision of any non-audit related services, an engagement letter must be provided by the independent registered public accounting firm describing the scope of its engagement. Any engagements above $150,000 must be reviewed and authorized by the chair of the Audit Committee and the chief financial officer after review and approval by the Audit Committee. The Audit Committee may delegate its pre-approval authority to one or more of its members. Engagements between $50,000 and $150,000 may be reviewed and authorized by the chair of the Audit Committee and the chief financial officer. Engagements for $50,000 or less may be reviewed and authorized by the chief financial officer.

60 | 2016 Proxy Statement

Report of the Audit Committee of the Board of Directors

Report of the Audit Committee of the Board of Directors
The Audit Committee of the Board of Directors (the "Audit Committee") is comprised of the four directors named below. Each member of the Audit Committee is an independent director (as independence is defined in the listing standards of NASDAQ Global Select Market and Rule 10A-3 with respect to membership on audit committees).
The Audit Committee has adopted a written charter, which has been approved by the Board of Directors. The Audit Committee has reviewed and discussed the Company's audited consolidated financial statements with management, which has primary responsibility for the consolidated financial statements, and with the Company's independent registered public accounting firm. The Company's independent registered public accounting firm is responsible for expressing opinions on the conformity of the Company's audited consolidated financial statements with generally accepted accounting principles and on the Company's internal controls over financial reporting. The Audit Committee has discussed with the Company's independent registered public accounting firm, which was Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu (collectively referred to as "Deloitte") for 2015 and 2014, the matters that are required to be discussed by applicable standards of the Public Company Accounting Oversight Board ("PCAOB"), including Auditing Standard No.16, "Communication with Audit Committees", as adopted by the PCAOB, as well as Rule 2-07 of Regulation S-X of the SEC—"Communication with Audit Committees." Deloitte has also provided to the Audit Committee their communication required by PCAOB Ethics and Independence Rule 3526, "Communications with Audit Committees Concerning Independence," and the Audit Committee discussed with Deloitte the firm's independence. The Audit Committee also considered and determined the provision by Deloitte of non-audit related services, which for 2015 consisted of non-audit related tax advice regarding the Foreign Account Tax Compliance Act and assessments of our cyber security program and infrastructure and for 2014 consisted of Bersin by Deloitte service fees, is compatible with the independence standard. The Audit Committee recommended to the Board of Directors that the consolidated financial statements audited by Deloitte for 2015 and 2014 be included in the Company's Annual Report on Form 10-K for 2015, and the Committee has appointed Deloitte as the Company's independent registered public accounting firm for 2016.

John J. Brennan, Chair H. Paulett Eberhart James S. Putnam James S. Riepe
March 29, 2016

2016 Proxy Statement | 61

Proposal 3: Advisory Vote on Executive Compensation

Proposal 3: Advisory Vote on Executive Compensation
The Compensation Discussion and Analysis beginning on page 20 of this proxy statement describes our executive compensation program and the compensation decisions that the Compensation Committee and Board of Directors made in 2015 with respect to the compensation of our named executive officers. The Board of Directors is asking stockholders to cast a non-binding, advisory vote FOR the following resolution:

RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of
Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

As we describe in the Compensation Discussion and Analysis, our executive compensation is designed to closely align the interests of our named executive officers with those of our stockholders on both a short-term and long-term basis, and to attract and retain key executives critical to our success.
We urge stockholders to read the Compensation Discussion and Analysis beginning on page 20 of this proxy statement and to review the 2015 Summary Compensation Table and related compensation tables and discussion, appearing on pages 39 through 51, which provide detailed information on the Company’s compensation policies and practices. We believe stockholders should focus on the following areas when reviewing our executive compensation:

Pay for Performance

Annual Cash Bonus Opportunities.  We provide annual cash bonus awards in order to tie a significant portion of the overall cash compensation paid to each NEO to annually-established, key short-term corporate objectives and stated financial goals of the Company and to incentivize the achievement of those goals as well as individual performance goals.  At the beginning of each year, the Compensation Committee establishes an objective corporate performance goal (the achievement of which is a condition to the funding of the bonus pool, and the payment of any cash bonus awards, under the Bonus Plan), each NEO’s target and maximum award amounts and additional corporate and individual performance goals on which actual payment of annual cash bonus awards, if any, will be based. Each NEO’s individual target award amount is set by the Compensation Committee by reference to market compensation for comparable positions within our peer group as well as the nature of the NEO's role and responsibilities. By emphasizing executives’ contributions to the Company’s overall performance rather than focusing only on their individual business or function, we believe that these cash bonuses provide a significant incentive to our NEOs to work towards achieving our overall Company objectives.

Long-Term Incentives.  The purpose of our long-term equity incentive program is to promote achievement of goals that drive long-term stockholder value and retain key executives. We provide stock-based, long-term compensation to our NEOs through equity awards under our stockholder-approved equity plans. We believe this long-term incentive compensation motivates our NEOs to sustain longer-term financial operational performance and rewards them when such efforts lead to increases in stockholder value.

62 | 2016 Proxy Statement

Proposal 3: Advisory Vote on Executive Compensation

Alignment with Long-Term Stockholder Interests

Our executive compensation is heavily weighted towards variable, at-risk pay in the form of annual and long-term incentives, with a large portion of executive compensation tied to long-term performance. In addition, we have adopted:

Stock Ownership Guidelines. We focus our executives on long-term stockholder value by requiring that all executive officers own a significant amount of our stock.

Recoupment Policy. We have adopted a recoupment policy that permits our Compensation Committee, in the event of a restatement of the Company’s financial statements due to material noncompliance with financial reporting requirements under the securities laws, to review the annual cash bonuses, performance-based compensation and time-based equity and equity-based awards awarded or paid to executive officers during the three-year period preceding the announcement by the Company of its obligation to restate its financial statements. If the amount of the annual cash bonuses or performance-based compensation received would have been lower had the level of achievement of applicable financial performance goals been calculated based on such restated financial results, the Compensation Committee may seek reimbursement from any of the covered executives in the amount of the excess compensation awarded or paid.

Anti-Hedging and Anti-Pledging Policy.  We believe that hedging transactions may permit executives to own Company securities obtained through our executive compensation program or otherwise without the full risks and rewards of ownership. When that occurs, an executive may no longer have the same objectives as the Company’s other stockholders. As a result, we have adopted a policy, included within our Insider Trading Policy, which prohibits executives from hedging or monetization transactions, including through the use of puts and call options, collars, exchange funds, prepaid variable forwards, and equity swaps. We also prohibit executives from holding Company securities in a margin account, because a margin or foreclosure sale may occur when an executive is aware of material nonpublic information or otherwise not permitted to trade.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

2016 Proxy Statement | 63

Stockholder Proposals and Other Matters

Stockholder Proposals and Other Matters
Stockholder Proposals for Inclusion in 2017 Proxy Statement.  To be eligible for inclusion in the proxy statement for our 2017 annual meeting, stockholder proposals must be received by the Company's Secretary no later than the close of business on November 28, 2016. Proposals should be sent to the Secretary, LPL Financial Holdings Inc., 75 State Street, Boston, MA 02109, and follow the procedures required by SEC Rule 14a-8.
Stockholder Director Nominations and Other Stockholder Proposals for Presentation at the 2017 Annual Meeting.  In accordance with our bylaws, written notice of stockholder nominations to the Board of Directors and any other business proposed by a stockholder that is not to be included in the proxy statement must be delivered to the Company's Secretary not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. Accordingly, any stockholder who wishes to have a nomination or other business considered at the 2017 annual meeting must deliver a written notice (containing the information specified in our bylaws regarding the stockholder and the proposed action) to the Company's Secretary between January 10, 2017 and February 9, 2017. SEC rules permit management to vote proxies in its discretion with respect to such matters if we advise stockholders how management intends to vote. Management knows of no matter to be brought before the meeting that is not referred to in the Notice of Meeting. If any other matters properly come before the meeting, it is intended that the shares represented by proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

64 | 2016 Proxy Statement

Other Information

Other Information
Copies of our annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on
Form 8-K, including the financial statements and financial statement schedules, and amendments to those reports filed or furnished pursuant to
Section 13(a) or 15(d) of the Exchange Act, are available on our website at www.lpl.com or on the website maintained by the SEC at www.sec.gov. Printed copies of these materials are available free of charge (except for the costs of duplication and mailing in the case of exhibits to such documents) to stockholders who request them in writing from Secretary, LPL Financial Holdings Inc., 75 State Street, Massachusetts 02109, telephone (617) 423-3644, extension 0. Information on our website or connected to it is not incorporated by reference into this proxy statement.

2016 Proxy Statement | 65

LPL Financial

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 9, 2016.

Vote by Internet

- Go to **www.envisionreports.com/LPLA**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free **1-800-652-VOTE (8683)** within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board recommends a vote FOR all nominees in Proposal 1, as applicable, and FOR Proposals 2 and 3.

1. Election of Directors. Please mark your vote for each of the nine (9) director nominees listed.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - John J. Brennan	☐	☐	☐	02 - Mark S. Casady	☐	☐	☐	03 - Viet D. Dinh	☐	☐	☐
04 - H. Paulett Eberhart	☐	☐	☐	05 - Marco W. Hellman	☐	☐	☐	06 - Anne M. Mulcahy	☐	☐	☐
07 - James S. Putnam	☐	☐	☐	08 - James S. Riepe	☐	☐	☐	09 - Richard P. Schifter	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Ratify the appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐	3. Approve, in an advisory vote, the compensation paid to the Company's named executive officers.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

1 U P X

02A3MC

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

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Proxy — LPL Financial Holdings Inc.

Notice of 2016 Annual Meeting of Stockholders

75 State Street, Boston, Massachusetts 02109

Proxy Solicited by the Board of Directors for the 2016 Annual Meeting of Stockholders — May 10, 2016

David P. Bergers and Gregory M. Woods, and each of them with power to act without the other and with the power of substitution (the "Proxies"), are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2016 Annual Meeting of Stockholders (the "Annual Meeting") of LPL Financial Holdings Inc. (the "Company") to be held on May 10, 2016 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees in Proposal 1, as applicable, and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

(Items to be voted appear on reverse side.)

C **Non-Voting Items**

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

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